                                                                    EXHIBIT 10.3









                      AMENDED AND RESTATED CREDIT AGREEMENT

                                      AMONG

                          FLEET NATIONAL BANK, as Agent

            GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent

                            THE LENDERS NAMED HEREIN

                               TLC MULTIMEDIA INC.

                        LEARNING COMPANY PROPERTIES INC.

                                TEC DIRECT, INC.

                             LEARNING SERVICES INC.

                             SKILLS BANK CORPORATION

                           MICROSYSTEMS SOFTWARE, INC.

                                       AND

                                 MINDSCAPE, INC.




                                     Dated:
                                as of May 6, 1998

                                TABLE OF CONTENTS

     SECTION I.  DEFINITIONS...........................................1
          1.1    Definitions...........................................1
          1.2    Rules of Interpretation..............................13

     SECTION II. DESCRIPTION OF CREDIT................................14
          2.1    Loans................................................14
          2.2    The Revolving Credit Notes.  ........................16
          2.3    Notice and Manner of Borrowing or Conversion
                 of Loans.............................................16
          2.4    Funding of Loans.....................................17
          2.5    Interest Rates and Payments of Interest..............18
          2.6    Fees.................................................19
          2.7    Payments and Prepayments of the Loans................20
          2.8    Method and Allocation of Payments....................20
          2.9    Eurodollar Indemnity. ...............................22
          2.10   Computation of Interest and Fees.....................22
          2.11   Changed Circumstances; Illegality....................23
          2.12   Increased Costs.  ...................................24
          2.13   Capital Requirements.................................24
          2.14   Removal of Lender....................................25

     SECTION IIA LETTERS OF CREDIT....................................26
          2A.1   Issuance.............................................26
          2A.2   Reimbursement Obligation of the Borrowers............27
          2A.3   Letter of Credit Payments............................27
          2A.4   Obligations Absolute.................................28
          2A.5   Reliance by the Issuing Bank and the Agent...........29

     SECTION III CONDITIONS OF LOANS AND LETTERS OF CREDIT............29

          3.1    Conditions Precedent to Initial Revolving
                 Credit Loans. .......................................29
          3.2    Conditions Precedent to all Loans and Letters
                 of Credit............................................31

     SECTION IV  REPRESENTATIONS AND WARRANTIES.......................32
          4.1    Organization; Qualification; Business................32
          4.2    Corporate Authority..................................32
          4.3    Valid Obligations....................................33
          4.4    Consents or Approvals................................33
          4.5    Title to Properties; Absence of Encumbrances.........33
          4.6    Financial Statements.................................33
          4.7    Changes..............................................34
          4.8    Solvency.............................................34
          4.9    Defaults.............................................34

          4.10   Taxes................................................34
          4.11   Litigation...........................................34
          4.12   Subsidiaries.........................................35
          4.13   Investment Company Act...............................35
          4.14   Compliance...........................................35
          4.15   ERISA................................................35
          4.16   Environmental Matters................................36
          4.17   Restrictions on the Borrowers........................37
          4.18   Labor Relations......................................38
          4.19   Margin Rules.........................................38
          4.20   Disclosure...........................................38
          4.21   Intellectual Property.  .............................38
          4.22   Fiscal Year..........................................39

     SECTION V   AFFIRMATIVE COVENANTS................................39
          5.1    Financial Statements.  ..............................39
          5.2    Conduct of Business..................................40
          5.3    Maintenance and Insurance............................40
          5.4    Taxes................................................41
          5.5    Inspection...........................................41
          5.6    Maintenance of Books and Records.....................42
          5.7    Use of Proceeds......................................42
          5.8    Further Assurances...................................42
          5.9    Notification Requirements............................42
          5.10   ERISA Reports........................................43
          5.11   Environmental Compliance.  ..........................43
          5.12   Subsidiaries.........................................44
          5.13   Intellectual Property Updates and
     Hypothecation....................................................45

     SECTION VI  FINANCIAL COVENANTS..................................46
          6.1    Leverage Ratio.  ....................................46
          6.2    Interest Coverage Ratio..............................47
          6.3    Minimum EBITDA.......................................47
          6.4    Quick Ratio..........................................47
          6.5    Capital Expenditures.................................47

     SECTION VI  NEGATIVE COVENANTS...................................47
          7.1    Indebtedness.  ......................................47
          7.2    Contingent Liabilities.  ............................48
          7.3    Encumbrances. .......................................48
          7.4    Consolidation, Merger or Acquisition.................50
          7.5    Disposition of Assets................................50
          7.6    Subsidiary Stock.  ..................................51
          7.7    Restricted Payments.  ...............................51

          7.8    Investments; Purchases of Assets.....................52
          7.9    ERISA Compliance.....................................53
          7.10   Transactions with Affiliates.........................54
          7.11   Fiscal Year.  .......................................54
          7.12   Additional Negative Pledges..........................54

     SECTION VIII DEFAULTS............................................55

          8.1    Events of Default....................................55
          8.2    Remedies.............................................57

     SECTION IX  ASSIGNMENT AND PARTICIPATION.........................58
          9.1    Assignment...........................................58
          9.2    Participations.  ....................................59

     SECTION X   THE AGENT............................................60
          10.1   Appointment of Agent; Powers and Immunities..........60
          10.2   Actions by Agent.....................................61
          10.3   Indemnification.  ...................................61
          10.4   Reimbursement.  .....................................62
          10.5   Non-Reliance on Agent and Other Lenders. ............62
          10.6   Resignation of Agent. ...............................63

     SECTION XI  MISCELLANEOUS........................................63
          11.1   Notices..............................................63
          11.2   Expenses.............................................64
          11.3   Indemnification......................................65
          11.4   Survival of Covenants, Etc...........................66
          11.5   Set-Off..............................................66
          11.6   No Waivers...........................................66
          11.7   Amendments, Waivers, etc.............................67
          11.8   Binding Effect of Agreement..........................67
          11.9   Captions; Counterparts...............................68
          11.10  Entire Agreement; Conflicts..........................68
          11.11  Waiver of Jury Trial.................................68
          11.12  Governing Law........................................69
          11.13  Severability.........................................69
          11.14  Joint and Several Obligations........................69
          11.15  TLC as Agent for the Borrowers.  ....................70
          11.16  Release of MECC from its Obligations.................70
          11.17  Confidentiality......................................70

SCHEDULES

     SCHEDULE 1 - Commitments of the Lenders
     SCHEDULE 2 - Significant Subsidiaries
     SCHEDULE 3 - Disclosure Schedule

                                    EXHIBITS

EXHIBIT A - Form of Revolving Credit Note
EXHIBIT B - Form of Notice of Borrowing or Conversion
EXHIBIT C - Form of Report of Chief Financial Officer
EXHIBIT D - Form of Assignment and Joinder Agreement
EXHIBIT E - Parent Guaranty
EXHIBIT F - MECC Release
EXHIBIT G - Instrument of Joinder

              AMENDED AND RESTATED CREDIT AGREEMENT

     THIS AMENDED AND RESTATED CREDIT AGREEMENT is made as of May 6, 1998 by and among TLC MULTIMEDIA INC., a Minnesota corporation ("TLC"), LEARNING COMPANY PROPERTIES INC., a Delaware corporation ("Properties"), TEC DIRECT, INC., a Colorado corporation ("Direct"), LEARNING SERVICES INC., an Oregon corporation ("Services"), SKILLS BANK CORPORATION, a Maryland corporation ("Skills Bank"), MICROSYSTEMS SOFTWARE, INC., a Massachusetts corporation ("Microsystems"), MINDSCAPE, INC., a Delaware corporation ("Mindscape", together with TLC, Properties, Direct, Services, Skills Bank, Microsystems and Mindscape, each a "Borrower", and collectively, the "Borrowers"), each with its chief executive office located at One Athenaeum Street, Cambridge, Massachusetts 02142; FLEET NATIONAL BANK, a national banking association, with an office at One Federal Street, Boston, Massachusetts 02106-2917 (together with its successors, "Fleet"); GOLDMAN SACHS CREDIT PARTNERS L.P. ("Goldman Sachs"), the other financial institutions listed on SCHEDULE 1 attached hereto (together with Fleet and Goldman Sachs, each a "Lender", collectively, the "Lenders"); and Fleet, as agent for the Lenders (in such capacity, the "Agent").

     WHEREAS, Fleet, TLC (f/k/a SoftKey Inc.), Minnesota Educational Computing Corporation (MECC) ("MECC") and Properties (successor to TLC Properties Inc. (f/k/a SoftKey Multimedia Inc.)) are parties to a certain Credit Agreement, dated as of September 30, 1994, as amended (the "Original Credit Agreement");

     WHEREAS, Fleet and the Borrowers wish to amend and restate in its entirety the Original Credit Agreement by the execution and delivery of this Agreement;

     WHEREAS, the Borrowers have requested the Lenders to extend credit in the form of loans and letters of credit, and the Lenders are willing to make loans to the Borrowers and the Issuing Bank is willing to issue Letters of Credit, in each case on the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   SECTION I.

                                  DEFINITIONS
                                  -----------
     1.1  DEFINITIONS.


     All capitalized terms used in this Agreement or in the Revolving Credit Notes or in any agreement, certificate, report or other document made or delivered pursuant to this

Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

     ACCOUNTS RECEIVABLE FINANCING FACILITY. With respect to any Person (the "first Person"), the facility or facilities, as amended, extended, supplemented, modified or renewed from time to time, providing for the sale, encumbrance or other disposition to a Person or Persons other than such first Person and its Subsidiaries, at any time or from time to time, of all or a portion of the accounts receivable of such first Person and/or its Subsidiaries, whether now existing or hereafter created.

     AFFECTED LOANS. See Section 2.11(a).

     AFFILIATE. With reference to any Person, (i) any director, officer or employee of that Person, (ii) any other Person controlling, controlled by or under direct or indirect common control of that Person, (iii) any other Person directly or indirectly holding 5% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person and (iv) any other Person 5% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person. For purposes of Sections 4.15, 5.10 and 7.9 hereof, "Affiliate" shall mean, within the meaning of Section 414(b), (c), (m) or (o) of the Code,
(i) any member of a controlled group of corporations which includes any of the Borrowers or any Subsidiary of a Borrower, (ii) any trade or business, whether or not incorporated, under common control with any of the Borrowers or any Subsidiary of a Borrower, (iii) any member of an affiliated service group which includes any of the Borrowers or any Subsidiary of a Borrower, and (iv) any member of a group treated as a single employer by regulation.

     AGREEMENT. This Amended and Restated Credit Agreement, including the Exhibits and Schedules hereto, as the same may be supplemented or amended from time to time.

     APPLICABLE MARGIN. As of any date, with respect to Revolving Credit Loans which are Base Rate Loans or Eurodollar Loans, the applicable percentage set forth below opposite the applicable Leverage Ratio in effect at such date, PROVIDED however that during the period from the Closing Date through and including the date on which quarterly financial statements are delivered for the fiscal quarter ending March 31, 1998, the Applicable Margin for Eurodollar Loans and Base Rate Loans shall be 1.25% and 0%, respectively.

     LEVERAGE RATIO           EURODOLLAR LOANS         BASE RATE LOANS
     --------------           ----------------         ---------------
     greater than                   1.50%                     0%
     or equal to 3.00:1.00

     less than 3.00:1.00            1.25%                     0%
     and greater than or
     equal to 2.50:1.00

     less than 2.50:1.00            1.00%                     0%
     and greater than or
     equal to 2.00:1.00

     less than 2.00:1.00            0.75%                     0%


     ASSIGNEE.  See Section 9.1.

     ATTORNEYS' FEES.  See Section 11.2.

     BASE RATE. The rate of interest announced from time to time by the Agent at its head office as its "Base Rate".

     BASE RATE LOAN. Any Revolving Credit Loan bearing interest determined with reference to the Base Rate.

     BORROWER AND BORROWERS. See Preamble.

     BORROWERS' ACCOUNTANTS. Coopers & Lybrand L.L.P. or such other independent certified public accountants as are selected by the Borrowers and reasonably acceptable to the Agent.

     BUSINESS DAY. (i) For all purposes other than as covered by clause (ii) below, any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts are open for the conduct of a substantial part of their commercial banking business; and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (i) and that is also a day for trading by and between banks in U.S. Dollar deposits in the interbank Eurodollar market.

     CAPITAL EXPENDITURES. Without duplication, any expenditure for fixed or capital assets, leasehold improvements, capital leases, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including (i) in the case of a purchase, the entire purchase price, whether or not paid during the fiscal period in question, (ii) in the case of a capital lease, the discounted present value of the future rental payment obligation as determined under GAAP, but excluding, in the case of a sale/leaseback transaction, the portion of the construction costs to be reimbursed to the seller/lessee upon completion of construction, and (iii) expenditures in any construction in progress account of any of the Parent, the Borrowers or any of their Subsidiaries.

     CLOSING DATE. The first date on which the conditions set forth in Sections
3.1 and 3.2 have been satisfied and any Revolving Credit Loans are to be made hereunder.

     CODE. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     COLLATERAL. The real and personal property, rights and interests of the Borrowers of every kind and description, tangible and intangible, whether now owned or existing or hereafter arising or acquired, as specifically provided herein and in the Security Documents; and all of the currently issued and outstanding and hereafter issued and outstanding capital stock of TLC, Properties and the Significant Subsidiaries, as specifically provided herein and in the Security Documents.

     COMMITMENT. With respect to any Lender, the maximum dollar amount which such Lender has agreed to loan to the Borrowers as Revolving Credit Loans or to make available to the Borrowers pursuant to Letter of Credit Participations upon the terms and subject to the conditions of this Agreement, initially as set forth on SCHEDULE 1 attached hereto and as such Lender's Commitment may be modified pursuant hereto from time to time.

     COMMITMENT FEE. See Section 2.6.

     COMMITMENT FEE PERCENTAGE. As of any date, the applicable percentage set forth below opposite the applicable Leverage Ratio in effect at such date, PROVIDED however that during the period from the Closing Date through and including the date on which quarterly financial statements are delivered for the fiscal quarter ending March 31, 1998, the Commitment Fee Percentage shall be 0.300%.

     LEVERAGE RATIO               COMMITMENT FEE PERCENTAGE
     --------------               -------------------------

     greater than                       0.375%
     or equal to 3.00:1.00

     less than 3.00:1.00                0.300%
     and greater than or
     equal to 2.50:1.00

     less than 2.50:1.00                0.250%
     and greater than or
     equal to 2.00:1.00

     less than 2.00:1.00                0.200%

     COMMITMENT PERCENTAGE. In relation to any particular Lender, the percentage which such Lender's Commitment represents of the aggregate Commitments of all the Lenders, initially as set forth on SCHEDULE 1 attached hereto, as such Lender's Commitment Percentage may be modified pursuant hereto and in effect from time to time. SCHEDULE 1 shall be amended from time to time to reflect any changes in the Commitment Percentages of the Lenders.

     CONSOLIDATED NET INCOME. For any fiscal period, the consolidated net income (or net loss) after taxes for such period of the Parent and its Subsidiaries (including the Borrowers and any entity acquired by any of the Borrowers in a Permitted Acquisition during such period, whose net income shall be calculated on a pro-forma basis for such fiscal period), determined in accordance with GAAP.

     DEEMED PRINCIPAL AMOUNT. At any time, with respect to any Accounts Receivable Financing Facility of any Person (the "first Person"), the aggregate outstanding dollar amount of the interests in accounts receivable and related assets of such Person at such time sold, encumbered, or otherwise disposed of thereunder to a Person or Persons other than such first Person and its Subsidiaries.

     DEFAULT. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

     DESIGNATED FOREIGN SUBSIDIARIES. SoftKey Canada, each of the European TLCs and TLC (Bermuda) Ltd.

     DESIGNATED SOFTWARE PRODUCTS. See Section 5.13.

     DRAWDOWN DATE. The Business Day on which any Revolving Credit Loan is made or is to be made.

     EBITDA. For any fiscal period, an amount equal to Consolidated Net Income for such period (A) PLUS the following (without duplication), to the extent deducted from gross revenues in computing such Consolidated Net Income: (i) Interest Expense, (ii) tax expense for such period, (iii) amortization of goodwill, software development expenses, financing costs and other intangibles,
(iv) depreciation, and (v) post closing restructuring charges taken in conjunction with, and within 12 months following the closing of, any acquisition permitted hereunder (B) MINUS software development expenses capitalized during such period; and (C) after appropriate adjustments for non-cash charges, including, without limitation, any equity-based compensation charges.

     ENCUMBRANCES. See Section 7.3.

     ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended and remain in effect.

     ENVIRONMENTAL LAWS. Any and all applicable federal, state and local environmental, health or safety statutes, laws, regulations, rules and ordinances (whether now existing or hereafter enacted or promulgated), and all applicable judicial, administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health or the environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the environment or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of such Hazardous Materials.

     EURODOLLAR LOAN. Any Revolving Credit Loan bearing interest at a rate determined with reference to the Eurodollar Rate.

     EURODOLLAR RATE. With respect to any Eurodollar Loan for any Interest Period, the rate of interest determined by the Agent to be the prevailing rate per annum at which deposits in U.S. Dollars are offered to the Agent by first-class banks in the interbank Eurodollar market in which it regularly participates on or about 10:00 a.m. (Boston time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

     EURODOLLAR RESERVE PERCENTAGE. For any Interest Period, the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the Board of Governors of the Federal Reserve System and any other banking authority, domestic or foreign, to which any Lender is subject with respect to "Eurocurrency Liabilities" (as defined in regulations issued from time to time by such Board of Governors). The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

     EUROPEAN TLCS. See definition of "Receivables Purchase Transactions".

     EVENT OF DEFAULT. Any event described in Section 8.1.

     FUNDED INDEBTEDNESS. As applied to any Person, without duplication, (i) all funded recourse obligations for borrowed money or other extensions of credit whether secured or unsecured (including, without limitation or duplication, the Deemed Principal Amount of any Accounts Receivable Financing Facility of such Person; specifically in the case of the Parent, the Borrowers and their Subsidiaries, including the Deemed Principal Amount under the Securitization, but excluding the Deemed Principal Amount under the other Receivables Purchase Transactions) absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to guarantees issued on behalf of such Person or its Subsidiaries and all obligations representing the deferred purchase price of property, other than (x) accounts payable and accrued liabilities arising in the ordinary course of business and payable in accordance with customary practices, and (y) in the case of the Parent, the Borrowers and their Subsidiaries, earnouts in connection with any acquisitions occurring prior to the date of this Agreement or in connection with Permitted Acquisitions hereafter, provided that (A) the rights to receive such earnout payments are not secured, and (B) such earnouts are payable at the option of the Parent or the acquiring Subsidiary (as applicable) solely in capital stock of the Parent or such earnouts are payable within twelve (12) months of the closing date of the relevant acquisition, (ii) all obligations of such Person or its Subsidiaries, including without limitation, unmatured reimbursement obligations, with respect to letters of credit issued for the account of such Person or its Subsidiaries but only to the extent of the maximum amount available to be drawn thereunder, and excluding those letters of credit which are fully secured by cash or issued as security for indebtedness described elsewhere in this definition of Funded Indebtedness, (iii) all obligations evidenced by bonds, notes, debentures or other similar debt instruments, (iv) all obligations secured by any mortgage, pledge, security interest or other lien on property owned or acquired by such Person or its Subsidiaries whether or not the obligation secured thereby shall have been assumed, (v) that portion of all obligations arising under leases that is required to be capitalized on the consolidated balance sheet of such Person and its Subsidiaries and (vi) all Guarantees.

     GAAP. Generally Accepted Accounting Principles in the United States.

     GUARANTEES. As applied to any Person, all guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of such Person and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other Person.

     HAZARDOUS MATERIAL. Any substance (i) the presence of which requires or may hereafter require notification, investigation, removal or remediation under any Environmental Law; (ii) which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future Environmental Law or amendments thereto including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 ET SEQ.) and any applicable local statutes and the regulations promulgated thereunder; (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is or becomes regulated pursuant to any Environmental Law by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, any state of the United States, or any political subdivision thereof; or (iv) without limitation, which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

     INDEBTEDNESS. As applied to any Person, without duplication, (i) all Funded Indebtedness of such Person, and (ii) all other obligations which, in accordance with GAAP, would be included as a liability on the consolidated balance sheet of such Person and its Subsidiaries, but excluding anything in the nature of capital stock, capital surplus and retained earnings.

     INITIAL FINANCIAL STATEMENT. See Section 4.6.

     INSTRUMENT OF JOINDER. See Exhibit G.

     INTELLECTUAL PROPERTY. See Section 4.21.

     INTEREST EXPENSE. For any fiscal period, the consolidated interest expense (including imputed interest on capitalized lease obligations) and amortized debt discount on Indebtedness of the Parent, the Borrowers and their Subsidiaries for such period.

     INTEREST PERIOD. With respect to each Eurodollar Loan, the period commencing on the date of the making or continuation of or conversion to such Eurodollar Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as the Borrowers may elect in the applicable Notice of Borrowing or Conversion; PROVIDED that:

          (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

          (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

          (iii) any Interest Period that would otherwise end after the Maturity Date shall end on the Maturity Date; and

          (iv) notwithstanding clause (iii) above, no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to a Loan would be for a shorter period, such Interest Period shall not be available hereunder.

     INVESTMENT. As applied to the Borrowers and their Subsidiaries, the purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other Person (including any Subsidiary), any loan, advance or extension of credit (excluding accounts receivable arising in the ordinary course of business) to, or contribution to the capital of, any other Person (including any Subsidiary), any real estate held for sale or investment, any securities or commodities futures contracts held for investment purposes, any other investment in any other Person (including any Subsidiary), and the making of any commitment or acquisition of any option to make an Investment.

     ISSUING BANK. Fleet.

     LENDERS. See Preamble.

     LETTERS OF CREDIT. See Section 2A.l.

     LETTER OF CREDIT APPLICATIONS. Applications for Letters of Credit in such form as may be required by the Issuing Bank from time to time which are executed and delivered by TLC, as agent for the Borrowers, to the Issuing Bank pursuant to Section 2A, as the same may be amended or supplemented from time to time.

     LETTER OF CREDIT FEE. See Section 2.6.

     LETTER OF CREDIT PARTICIPATION. See Section 2A.1.

     LETTER OF CREDIT SUBLIMIT. $25,000,000.

     LEVERAGE RATIO. As of the end of any fiscal quarter of the Borrowers the ratio of (i) total Funded Indebtedness of the Parent and its Subsidiaries (including the Borrowers), less the aggregate amount of cash or cash equivalents (including those items set forth in subsections 7.8(c) through (h) hereof) on hand of the Parent and its Subsidiaries (including the Borrowers) in excess of $30,000,000, as of the end of such fiscal quarter to (ii) EBITDA for the four consecutive fiscal quarters then ended.

     LIQUIDITY AGREEMENT. That certain Liquidity Agreement dated as of June 30, 1997, as amended, between Lexington Parker Capital Company, LLC, the Agent and the financial institutions named therein entered into in connection with the Securitization.

     LOAN DOCUMENTS. This Agreement, the Revolving Credit Notes, the Letter of Credit Applications and the Security Documents.

     LOANS. The loans made or to be made by the Lenders to the Borrowers pursuant to Section II of this Agreement, including Revolving Credit Loans and unpaid Reimbursement Obligations.

     MAJORITY LENDERS. As of any date, the holders of fifty-one percent (51%) of the outstanding principal amount of the Loans on such date; and if no such principal is outstanding, the holders of fifty-one percent (51%) of the total Commitments.

     MATERIAL LICENSE AGREEMENTS. Collectively, the licenses disclosed on
SCHEDULE 3 hereto and identified as such, as each may hereafter be amended, supplemented or restated from time to time in the ordinary course of business.

     MATURITY DATE. June 30, 2000.

     MAXIMUM DRAWING AMOUNT. The maximum aggregate amount from time to time that beneficiaries may draw under outstanding Letters of Credit.

     NOTE RECORD. Any internal record, including a computer record, maintained by any Lender with respect to any Loan.

     NOTICE OF BORROWING OR CONVERSION. The notice, substantially in the form of EXHIBIT B hereto, to be given by TLC, as agent for the Borrowers, to the Agent to request a Revolving Credit Loan or to convert an outstanding Revolving Credit Loan of one Type into a Revolving Credit Loan of another Type, in accordance with Section 2.3.

     OBLIGATIONS. Any and all obligations of the Borrowers to the Agent, the Issuing Bank and the Lenders of every kind and description pursuant to or in connection with the Loan Documents, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

     ORIGINAL CREDIT AGREEMENT. See the first recital hereto.

     PARENT. The Learning Company, Inc., a Delaware corporation.

     PARENT GUARANTY. The unconditional guaranty of the Parent in favor of the Lenders in the form and substance satisfactory to the Agent.

     PARTICIPANT. See Section 9.2.

     PAYMENT DEFAULT. A Default described in Section 8.1(a).

     PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     PENSION PLAN. Any Plan which is an "employee pension benefit plan" (as defined in ERISA).

     PERMITTED ACQUISITIONS. See Section 7.4.

     PERMITTED ENCUMBRANCES. See Section 7.3.

     PERSON. Any individual, corporation, partnership, trust, unincorporated association, business or other legal entity, and any government or governmental agency or political subdivision thereof.

     PLAN. Any "employee pension benefit plan" or "employee welfare benefit plan" (each as defined in ERISA) maintained by the Borrower or any Subsidiary.

     PROHIBITED TRANSACTION. Any "prohibited transaction" as defined in ERISA and the Code.

     PURCHASE MONEY INDEBTEDNESS. Indebtedness incurred to finance the acquisition of assets or the cost of improvements on real property or leaseholds, in each case in an amount not in excess of the lesser of (a) the purchase price or acquisition cost of said assets or the cost of said improvements and (b) the fair market value of said assets or said improvements on the date of the acquisition of said assets or contract for said improvements.

     QUICK RATIO. At any time, the ratio of (i) all cash and cash equivalents (including those items set forth in subsections 7.8(c) through (h) hereof) and accounts receivable of the Parent and its Subsidiaries (including the Borrowers) at such time net of all reserves, as reflected on the consolidated financial statements furnished to the Agent pursuant to Section 5.1, calculated on a consolidated basis and in accordance with GAAP, to (ii) all current liabilities of the Parent and its Subsidiaries (including the Borrowers) at such time, as reflected on the consolidated financial statements furnished to the Agent pursuant to Section 5.1, calculated on a consolidated basis and in accordance with GAAP, EXCLUDING, however, the amount (i) of the then outstanding Obligations hereunder and (ii) the current portion of the Senior Convertible Notes.

     REPLACED LENDER. See Section 2.14.

     REPLACEMENT LENDER. See Section 2.14.

     RECEIVABLES PURCHASE TRANSACTIONS. The transactions contemplated by (i) four Master Purchase Terms and Conditions, each dated as of October 3, 1997, between Royal Bank of Canada Europe Limited ("ROYAL BANK") and The Learning Company (UK) Limited ("TLC UK"), The Learning Company (Ireland) Limited ("TLC Ireland"), TLC Tewi Verlag GmbH ("TLC Germany") and The Learning Company Holland B.V. ("TLC Holland"), respectively, (ii) the Master Purchase Terms and Conditions, dated as of December 30, 1997, between Royal Bank and TLC Edusoft S.A. ("TLC France", together with TLC UK, TLC Ireland, TLC Germany, TLC Holland, collectively, the "European

TLCs"), (iii) the Master Purchase Terms and Conditions and Conditions, dated January 2, 1998, between Royal Bank and European TLCs, (iv) a certain Purchase Agreement, effective as of October 4, 1996, between Sanwa Business Credit Corporation and SoftKey Inc., and the documents related to the foregoing, provided that only Accounts (a) where the account debtor is an original equipment manufacturer or (b) arising from license-based contracts, shall be sold under this facility, (v) any Accounts Receivable Financing Facility of any Subsidiary of the Parent whose jurisdiction of organization is not a political subdivision of the United States, provided that such Accounts Receivable Financing Facility is a non-recourse facility under GAAP as confirmed to the reasonable satisfaction of the Agent and (iv) any amendments, substitutions or replacements thereof.

     REIMBURSEMENT OBLIGATION. The Obligation of the Borrowers to reimburse the Issuing Bank and the Lenders on account of any drawing under any Letter of Credit as provided in Section 2A.2.

     RESPONSIBLE OFFICER. The chief financial officer of TLC or any other officer of TLC designated by the chief financial officer to sign Notices of Borrowing or Conversion.

     RESTRICTED PAYMENT. Any dividend, distribution, loan, advance, guaranty or extension of credit, whether in cash or property to or for the benefit of any Person who holds an equity interest in any Borrower or any of its Subsidiaries, whether or not such interest is evidenced by a security, and any purchase, redemption, retirement or other acquisition for value of any capital stock of any Borrower or any of its Subsidiaries, whether now or hereafter outstanding, or of any options, warrants or similar rights to purchase such capital stock or any security convertible into or exchangeable for such capital stock.

     REVOLVING CREDIT LOAN. See Section 2.1(a) hereof.

     REVOLVING CREDIT NOTES. See Section 2.2 hereof.

     SECURITIZATION. Transactions contemplated by a certain Receivables Purchase Agreement, dated as of June 30, 1997, as amended, among The Learning Company Funding, Inc., Lexington Parker Capital Company, LLC, Fleet, TLC and the Parent, and related documents, and any replacements or substitutions thereof.

     SECURITY DOCUMENTS. A security agreement executed by the Borrowers, a security agreement executed by the Parent, the Parent Guaranty, a copyright security agreement, a trademark security agreement, and pledge agreements pledging all the outstanding shares of capital stock of TLC, Properties, Direct, Services, Skills Bank, Microsystems, Mindscape, The Learning Company Funding, Inc., and the Significant Subsidiaries set forth in Schedule 2, and pledging approximately 65% (but in any event less than 66%) of the outstanding Shares of the Designated Foreign Subsidiaries, each dated as of the date hereof (or, in the case of the pledge agreements pledging shares in the Designated Foreign

Subsidiaries, a date within thirty (30) days of the Closing Date), in form and substance satisfactory to the Agent and in each case as amended and in effect from time to time, and any additional documents evidencing or perfecting the Agent's lien on the Collateral.

     SENIOR CONVERTIBLE NOTES. See Section 7.7.

     SETTLEMENT DATE. See Section 2.4(b).

     SIGNIFICANT SUBSIDIARIES. Those Subsidiaries listed on Schedule 2 hereto and any future Subsidiary of the Parent or any Borrower which, on any date of determination, (i) had gross revenues equivalent to or in excess of $10,000,000 or 5% of the consolidated net revenues during the four (4) consecutive fiscal quarters of the Subsidiary then most recently completed or (ii) had total assets equivalent to or in excess of $10,000,000 or 5% of the book value of the assets of the Parent, the Borrowers and their Subsidiaries calculated on a consolidated basis.

     SOFTKEY CANADA. SoftKey Software Products, Inc., a Canadian corporation.

     SUBSIDIARY. With reference to any Person, any corporation, association, joint stock company, business trust, limited liability company or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled directly or indirectly through one or more Subsidiaries by such Person; or any other such organization the management of which is directly or indirectly controlled by such Person through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which such Person has a 50% or greater ownership interest.

     TOTAL COMMITMENT. The sum of the Commitments of the Lenders as in effect from time to time, which as of the Closing Date shall be $148,500,000 and which may be any lesser amount, including zero, resulting from a termination or reduction of such amount in accordance with Sections 2.1 or 8.2 hereof.

     TOTAL OUTSTANDINGS. At any time, the sum of (i) the aggregate outstanding principal balance of the Loans at the time and (ii) the Maximum Drawing Amount at the time.

     TYPE. A Eurodollar Loan or a Base Rate Loan.

     YEAR 2000 PROBLEM. Any significant risk that computer hardware or software used in the businesses or operations of the Parent, the Borrowers or their Subsidiaries will not, in the case of dates or time periods occurring after December 31, 1999, function at least as effectively as in the case of dates or time periods occurring prior to January 1, 2000.

     1.2  RULES OF INTERPRETATION.

               (a) All terms of an accounting character used herein but not defined herein shall have the meanings assigned thereto by GAAP applied on a consistent basis. All calculations for the purposes of Section VI hereof shall be made in accordance with GAAP.

               (b) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented and in effect from time to time in accordance with its terms and the terms of this Agreement.

               (c) The singular includes the plural and the plural includes the singular. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

               (d) A reference to any Person includes its permitted successors and permitted assigns.

               (e) The words "include", "includes" and "including" are not limiting.

               (f) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

               (g) All terms not specifically defined herein or by GAAP that are defined in the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts, have the meanings assigned to them in such Uniform Commercial Code.

                                   SECTION II.

                             DESCRIPTION OF CREDIT
                             ---------------------

     2.1  LOANS.

               (a) REVOLVING CREDIT LOANS. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and covenants of the Borrowers herein, each of the Lenders agrees, severally and not jointly, to make revolving credit loans (the "REVOLVING CREDIT LOANS") to the Borrowers and to acquire Letter of Credit Participations at the Borrowers' request, from time to time, from and after the Closing Date and prior to the Maturity Date, PROVIDED that the Total Outstandings (after giving effect to all requested Revolving Credit Loans and Letters of Credit) shall not at any time exceed the Total Commitment, and PROVIDED, FURTHER, that the sum of the aggregate principal amount of outstanding Revolving Credit Loans made by each Lender and all outstanding Letter of Credit Participations of such Lender shall not at any time (after giving effect to all requested Revolving Credit Loans and Letters of Credit) exceed such Lender's

Commitment. Subject to the terms and conditions of this Agreement, the Borrowers may borrow, repay, prepay and reborrow Revolving Credit Loans, up to the limits imposed by this Section 2.1, from time to time between the Closing Date and the Maturity Date upon request given to the Agent pursuant to Section 2.3. Each request for a Revolving Credit Loan or Letter of Credit hereunder, shall constitute a representation and warranty by the Borrowers that the conditions set forth in Section 3.2 (and, in the case of a request for an initial Loan, Section 3.1) have been satisfied as of the date of such request.

               (b) LIMITATIONS. Each Eurodollar Loan shall be in a minimum principal amount of $1,000,000 or in integral multiples of $500,000 in excess of such minimum amount, and each Base Rate Loan shall be in a minimum principal amount of $1,000,000 or in integral multiples of $500,000 in excess of such minimum amount. No more than five (5) Eurodollar Loans may be outstanding at any time.

               (c) CONVERSIONS OF REVOLVING CREDIT LOANS. Upon the terms and subject to the conditions of this Agreement, the Borrowers may convert all or any part (subject to the limitations of subsection (b) above) of any outstanding Revolving Credit Loan into a Revolving Credit Loan of another Type on any Business Day (which, in the case of a conversion of an outstanding Eurodollar Loan shall be the last day of the Interest Period applicable to such Eurodollar
Loan). The Borrowers shall give the Agent prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.3.

               (d) TERMINATION OR REDUCTION OF COMMITMENTS.

               (i) The Total Commitment shall terminate at 5:00 p.m. Boston time on the Maturity Date.

               (ii) Subject to the provisions of Section 2.7 regarding mandatory payments, the Borrowers shall have the right at any time and from time to time upon five (5) Business Days' prior written notice to the Agent given by TLC as the agent for the Borrowers to reduce by $10,000,000, and in integral multiples of $1,000,000 if in excess thereof, the Total Commitment or to terminate entirely the Lenders' Commitments to make Loans hereunder, whereupon the Commitments of the Lenders shall be reduced PRO RATA by the aggregate amount specified in such notice or shall, as the case may be, be terminated entirely. No such reduction or termination of any Commitment may be reinstated.

               (iii) If, as a result of any such reduction of any Commitment as described in clause (ii) above, the Maximum Drawing Amount at the time would exceed the Total Commitment or the amount of Letters of Credit permitted to be outstanding under Sections 2.1(a) and 2A.1(a) hereof, the Borrowers shall, as a condition precedent to any such reduction, deposit with and pledge to the Agent for the benefit of the Lenders and the Issuing Bank cash in an amount equal to 105% of such excess. If any Letters of Credit would remain outstanding after the effective date of any such termination as described in clauses (i) and (ii) above, in addition to satisfaction of all other applicable terms and conditions of this Agreement, the Borrowers shall deposit with and pledge to the Agent for the benefit of the Lenders and the Issuing Bank cash in an amount equal to 105% of the Maximum Drawing Amount at the effective date of such termination.

     2.2 THE REVOLVING CREDIT NOTES.

         (a) The Revolving Credit Loans shall be evidenced by separate promissory notes for each Lender, each such note to be in substantially the form of EXHIBIT A hereto, dated as of the Closing Date and completed with appropriate insertions (each such note being referred to herein as a "REVOLVING CREDIT NOTE" and collectively as the "REVOLVING CREDIT NOTES"). One Revolving Credit Note shall be payable to the order of each Lender in a principal amount equal to such Lender's Commitment.

         (b) The Borrowers irrevocably authorize each of the Lenders to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on any Revolving Credit Note, an appropriate notation on its Note Record reflecting (as the case may be) the making of such Loan or the receipt of such payment. The outstanding amount of the Loans set forth on the Note Records shall be PRIMA FACIE evidence of the principal amount thereof owing and unpaid to such Lenders, but the failure to record, or any error in so recording, any such amount on any Lender's Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

     2.3  NOTICE AND MANNER OF BORROWING OR CONVERSION OF LOANS.

         (a) Whenever the Borrowers desire to obtain or continue a Revolving Credit Loan hereunder or convert an outstanding Revolving Credit Loan into a Revolving Credit Loan of another Type, the Borrowers shall give the Agent a written Notice of Borrowing or Conversion (or a telephonic notice promptly confirmed by a written Notice of Borrowing or Conversion), which Notice shall be irrevocable and which must be received (i) no later than 10:00 a.m. Boston time on the date on which the requested Revolving Credit Loan is to be made as or converted to a Base Rate Loan, and (ii) no later than 2:00 p.m. Boston time on the date three (3) Business Days before the day on which the requested Revolving Credit Loan is to be made or continued as or converted to a Eurodollar Loan. Such Notice of Borrowing or Conversion shall specify (i) the effective date and amount of each Revolving Credit Loan or portion thereof requested to be made, continued or converted, subject to the limitations set forth in Section 2.1,
(ii) the interest rate option requested to be applicable thereto, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of the term "Interest Period"). If such Notice fails to specify the interest rate option to be applicable to the requested Revolving

Credit Loan, then the Borrowers shall be deemed to have requested a Base Rate Loan. If the written confirmation of any telephonic notification differs in any material respect from the action taken by the Agent, the records of the Agent shall control absent manifest error.

         (b) Subject to the provisions of the definition of the term "Interest Period" herein, the duration of each Interest Period for a Eurodollar Loan shall be as specified in the applicable Notice of Borrowing or Conversion. If no Interest Period is specified in a Notice of Borrowing or Conversion with respect to a requested Eurodollar Loan, then the Borrowers shall be deemed to have selected an Interest Period of one month's duration. If the Agent receives a Notice of Borrowing or Conversion after the time specified in subsection (a) above, such Notice shall not be effective. If the Agent does not receive an effective Notice of Borrowing or Conversion with respect to an outstanding Eurodollar Loan, or if, when such Notice must be given prior to the end of the Interest Period applicable to such outstanding Eurodollar Loan, the Borrowers shall have failed to satisfy any of the conditions hereof, the Borrowers shall be deemed to have elected to convert such outstanding Eurodollar Loan in whole into a Base Rate Loan on the last day of the then current Interest Period with respect thereto.

     2.4 FUNDING OF LOANS.

         (a) Revolving Credit Loans shall be made by the Lenders PRO RATA in accordance with their respective Commitment Percentages, PROVIDED, HOWEVER that the failure of any Lender to make any Loan shall not relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).

         (b) The Agent shall promptly notify the Lenders of each Notice of Borrowing or Conversion received pursuant to Section 2.3 and of each Lender's portion of the requested Loan. Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Loan, each Lender will make available to the Agent, at its head office, in immediately available funds, the amount of such Lender's Commitment Percentage of the amount of any requested Loans. Upon receipt by the Agent of such amount, and upon receipt of the documents required by Section 3 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrowers the aggregate amount of such Loan. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of any requested Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender's Commitment Percentage of any requested Loans.

         (c) The Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that each Lender has made available to the Agent on such Drawdown Date the amount of such Lender's Commitment Percentage of the Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Agent on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, TIMES (ii) the amount of such Lender's Commitment Percentage of any such Loans TIMES (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender's Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be PRIMA FACIE evidence of the amount due and owing to the Agent by such Lender. If the amount of such Lender's Commitment Percentage of such Loans is not made available to the Agent by such Lender with three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover the corresponding principal amount of the Loans from the Borrowers on demand, with accrued interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

     2.5 INTEREST RATES AND PAYMENTS OF INTEREST.

         (a) Each Revolving Credit Loan which is a Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate plus the Applicable Margin, which rate shall change contemporaneously with any change in the Base Rate or the Applicable Margin, as provided below. Such interest shall be payable monthly in arrears on the fifteenth day of each calendar month, commencing May 15, 1998.

         (b) Each Revolving Credit Loan which is a Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period applicable thereto, at a rate per annum equal to the Eurodollar Rate plus the Applicable Margin, which rate shall change with any change in the Applicable Margin, as provided below. Such interest shall be payable for such Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

         (c) The Applicable Margin and the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrowers based upon the quarterly financial statements to be delivered pursuant to Section 5.1(b) and any change in the Applicable Margin shall not be effective until the delivery of such financial statements, PROVIDED, HOWEVER, that during any period when the Borrowers have failed to deliver such financial statements as required by
Section 5.1(b), the Leverage Ratio shall be deemed to be greater than 3.00:1.00 for purposes of determining the Applicable Margin until delivery to the Agent of such financial statements at which time the appropriate Applicable Margin will become effective.

          (d) If an Event of Default shall occur, then at the option of the Agent or the direction of the Majority Lenders (i) the unpaid balance of Loans shall bear interest, compounded daily, at an interest rate equal to 2% per annum above the then otherwise applicable interest rates on the outstanding Loans.

          (e) So long as any Lender shall be required under regulations of the Board of Governors of the Federal Reserve System (or any other banking authority, domestic or foreign, to which such Lender is subject) to maintain reserves with respect to liabilities or assets consisting of or including "Eurocurrency Liabilities" (as defined in regulations issued from time to time by such Board of Governors), the Borrowers shall pay to the Agent for the account of each such Lender additional interest on the unpaid principal amount of each Eurodollar Loan made by such Lender from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder (rounded upwards, if necessary, to the next higher 1/100 of 1%) obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Eurodollar Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Reserve Percentage of such Lender for such Interest Period. Such Lender shall determine such additional interest and notify the Borrowers, through the Agent, and such additional interest shall be payable on each date on which interest is payable on such Eurodollar Loan.

     2.6  FEES.

          (a) The Borrowers shall pay to the Agent for the benefit of the Lenders a commitment fee (the "COMMITMENT FEE"), computed on a daily basis and payable quarterly in arrears on the fifteenth calendar day of the first month of each calendar quarter, commencing July 15, 1998, equal to the Commitment Fee Percentage per annum of the excess of (i) the Total Commitment on each day during such just completed calendar quarter over (ii) the Total Outstandings on each day during such just completed calendar quarter. The Leverage Ratio and the Commitment Fee Percentage shall be determined as of the end of each fiscal quarter of the Borrowers based upon the quarterly financial statements to be delivered pursuant to Section 5.1(b) and any change in the Commitment Fee Percentage shall not be effective until delivery of such financial statements, PROVIDED, HOWEVER, that during any period when the Borrowers have failed to deliver such financial statements as required by Section 5.1(b), the Leverage Ratio shall be deemed to be greater than 3.00:1.00 for purposes of determining the Commitment Fee Percentage until delivery to the Agent of such financial statements at which time the appropriate Commitment Fee Percentage will become effective.

          (b) The Borrowers shall pay to the Agent (i) for the benefit of the Issuing Bank and the Lenders a fee (the "LETTER OF CREDIT FEE") at a rate per annum equal to (y) the Maximum Drawing Amount of each Letter of Credit multiplied by (z) the then Applicable Margin for Eurodollar Loans, provided that at the option of the Agent or the direction of the Majority Lenders, the Letter of Credit Fees payable during the continuance of an Event of Default shall be equal to (y) the Maximum Drawing Amount of each Letter of Credit multiplied by (z) the sum of the then Applicable Margin for Eurodollar Loans plus 2% per annum, and (ii) for the benefit of the Issuing Bank, any applicable fronting, issuance, amendment, transfer and similar fees in accordance with the Issuing Bank's customary charges. The Agent shall, based on the Commitment Percentage of each Lender, ratably distribute the Letter of Credit Fee to the Lenders. The Letter of Credit Fees shall be paid quarterly in arrears on the first Business Day of each calendar quarter.

          (c) The Borrowers shall pay to the Agent, solely for the account of the Agent, such other fees as the Borrowers and the Agent shall have agreed in writing.

     2.7  PAYMENTS AND PREPAYMENTS OF THE LOANS.

          (a) Revolving Credit Loans that are Eurodollar Loans may be prepaid at any time, subject to the provisions of Section 2.9, upon three (3) Business Days' notice. Revolving Credit Loans that are Base Rate Loans may be prepaid at any time, without premium or penalty, on the same day that notice is given, provided that such notice is given prior to 10:00 a.m. Boston time. Any such notice of prepayment shall be irrevocable. Prepayments of Revolving Credit Loans may be reborrowed to the extent provided in Section 2.1.

          (b) On the Maturity Date, the Borrowers shall pay in full the unpaid principal balance of the Revolving Credit Loans, together with all unpaid interest thereon and all fees and other amounts due with respect thereto. If at any time the Total Outstandings exceed the Total Commitment, the Borrower shall immediately pay the amount of any such excess to the Agent for application to the Revolving Credit Loans.

          (c) The Borrowers authorize the Agent, the Issuing Bank and the Lenders to charge to their Note Records or to any deposit account which any of the Borrowers may maintain with any of them the interest, fees, charges, taxes and expenses provided for in this Agreement, the other Loan Documents or any other document executed or delivered in connection herewith or therewith. The party making such charge will use reasonable efforts to notify the Borrowers thereof, but the failure to give such a notice shall not create a cause of action against such party or create any claim or right on behalf of the Borrowers.

     2.8  METHOD AND ALLOCATION OF PAYMENTS.

          (a) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without set-off or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, subject to compliance by the Lenders or their Assignees with the provisions of
Section 9.1(b) hereof, the Borrowers will pay to each Lender or Assignee such additional amount in U.S. Dollars as shall be necessary to enable such party to receive the same net amount which such party would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to each Lender certificates or other valid vouchers or other evidence of payment reasonably satisfactory to the Agent for all taxes or other charges deducted from or paid with respect to payments made by the Borrowers hereunder or under such other Loan Document. The Lenders may, and each Borrower hereby authorizes the Lenders to, debit the amount of any payment not made by such time to the demand deposit accounts of such Borrower with the Lenders or to their Note Records; each Lender that makes such a debit shall use reasonable efforts to notify the Borrowers thereof, but the failure to give such a notice shall not create a cause of action against such Lender or create any claim or right on behalf of any Borrower.

          (b) All payments of principal of and interest in respect of Loans and payments of Commitment Fees shall be made to the Agent for the benefit of the Lenders, PRO RATA in accordance with their Commitments, and payments of any other amounts due hereunder shall be made to the Agent to be allocated among the Agent, the Lenders and the Issuing Bank as their respective interests appear. All such payments shall be made at the Agent's head office or at such other location that the Agent may from time to time designate, in each case in immediately available funds.

          (c) If the Commitments shall have been terminated or the Obligations shall have been declared immediately due and payable pursuant to Section 8.2, all funds received from or on behalf of any Borrower (including as proceeds of Collateral) by any Lender or the Issuing Bank in respect of Obligations (except funds received by any Lender as a result of a purchase of a participant interest pursuant to Section 2.8(d) below) shall be remitted to the Agent, and all such funds, together with all other funds received by the Agent from or on behalf of the Borrower (including proceeds of Collateral) in respect of Obligations, shall be applied by the Agent in the following manner and order: (i) first, to reimburse the Agent, the Issuing Bank and the Lenders, in that order, for any amounts payable pursuant to Sections 11.2 and 11.3 hereof; (ii) second, to the payment of Commitment Fees, Letter of Credit Fees and any other fees payable hereunder; (iii) third, to the payment of interest due on the Revolving Credit Loans and the Reimbursement Obligations; (iv) fourth, to the payment of the outstanding principal balance of the Revolving Credit Loans and the Reimbursement Obligations; (v) fifth, to the payment of any other Obligations payable by the Borrowers; and (vi) any remaining funds shall be paid to whoever shall be entitled thereto or as a court of competent jurisdiction shall direct.

          (d) Each of the Lenders and the Agent hereby agrees that if it should receive any amount (whether by voluntary payment, by realization upon security, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) in respect of principal of, or interest on, the Loans or any fees which are to be shared PRO RATA among the Lenders, which, as compared to the amounts theretofore received by the other Lenders with respect to such principal, interest or fees, is in excess of such Lender's PRO RATA share of such principal, interest or fees, such Lender shall share such excess, less the costs and expenses (including, reasonable Attorneys' Fees and disbursements) incurred by such Lender in connection with such realization, exercise, claim or action, PRO RATA with all other Lenders in proportion to their respective Commitments for such Loans, and such sharing shall be deemed a purchase (without recourse) by such sharing party of participant interests in the Loans or such fees, as the case may be, owed to the recipients of such shared payments to the extent of such shared payments; provided, however, that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

     2.9 EURODOLLAR INDEMNITY. If the Borrowers for any reason (including, without limitation, pursuant to Sections 2.7, 2.11, 2.12 and 8.2 hereof) make any payment of principal with respect to any Eurodollar Loan on any day other than the last day of an Interest Period applicable to such Eurodollar Loan, or fail to borrow or continue or convert to a Eurodollar Loan after giving a Notice of Borrowing or Conversion thereof pursuant to Section 2.3, or fail to prepay a Eurodollar Loan after having given notice thereof, the Borrowers shall pay to the Agent for the benefit of the Lenders any amount required to compensate the Lenders for any additional losses, costs or expenses which they may reasonably incur as a result of such payment or failure, including, without limitation, any loss (including any loss arising from any difference in the applicable Eurodollar Rate in effect at the commencement of the Interest Period in question and the date upon which the event giving rise to indemnity under this Section
2.9 occurs), costs or expense incurred by reason of the liquidation or re-employment of deposits or other funds required by the Lenders to fund or maintain such Eurodollar Loan. The Borrower shall pay such amount upon presentation by the Agent of a statement setting forth the amount and the Agent's (or the affected Lenders') calculation thereof pursuant hereto, which statement shall be deemed true and correct absent manifest error.

     2.10 COMPUTATION OF INTEREST AND FEES. Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (subject to the definition of the term "Interest Period"), and such extension shall be included in computing interest in connection with such payment.

     2.11 CHANGED CIRCUMSTANCES; ILLEGALITY.

          (a) Notwithstanding any other provision of this Agreement, in the event that:

          (i) on any date on which the Eurodollar Rate would otherwise be set the Agent shall have determined in good faith (which determination shall be final and conclusive) that adequate and fair means do not exist for ascertaining the Eurodollar Rate, or

          (ii) at any time the Agent or any Lender shall have determined in good faith (which determination shall be final and conclusive and, if made by any Lender, shall have been communicated to the Agent in writing) that:

          (A) the making or continuation of or conversion of any Loan to a Eurodollar Loan has been made impracticable or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market or (2) compliance by the Agent or such Lender in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

          (B) the Eurodollar Rate shall no longer represent the effective cost to the Agent or such Lender for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Agent shall forthwith so notify the Borrowers thereof. Until the Agent notifies TLC that the circumstances giving rise to such notice no longer apply, the obligation of the Lenders to allow selection by the Borrowers of the Type of Revolving Credit Loan affected by the contingencies described in this Section (herein called "AFFECTED LOANS") shall be suspended. If, at the time the Agent so notifies the Borrowers, the Borrowers have previously given the Agent a Notice of Borrowing or Conversion with respect to one or more Affected Loans but such Revolving Credit Loans have not yet gone into effect, such notification shall be deemed to be a request for Base Rate Loans.

          (b) In the event of a determination of illegality pursuant to subsection (a)(ii)(A) above, the Borrowers shall, with respect to the outstanding Affected Loans, prepay the same, together with interest thereon and any amounts required to be paid pursuant to Section 2.9, on such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) and may, subject to the conditions of this Agreement, borrow Base Rate Loans in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section 2.3 hereof.

     2.12 INCREASED COSTS. In case after the date hereof any change in law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

          (i) subjects any Lender to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Borrowers or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of such Lender imposed by the United States of America or any political subdivision thereof), or

          (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, any Lender (other than as provided in Section 2.5(e) and other than such requirements as are already included in the determination of the Eurodollar Rate).

and the result of any of the foregoing is to increase the cost to the Lender, reduce the income receivable by such Lender or impose any expense upon such Lender with respect to any Loans or its obligations under this Agreement or in respect of any Letter of Credit, such Lender may notify the Borrowers, and the Agent thereof. Each Lender agrees that it will, if requested by the Borrowers and to the extent permitted by law or by the relevant government authority, for a period of thirty (30) days endeavor in good faith to avoid or minimize such increase in cost or reduction in income, PROVIDED, that such Lender can do so in such a manner that such Lender, in its sole determination, suffers no economic, legal, regulatory or other disadvantage. Any reasonable expense incurred by such Lender in so doing shall be paid by the Borrowers (on a PRO RATA basis with all of such Lender's other borrowers obligated to contribute to such expense). Upon demand by such Lender, the Borrowers agree to pay to such Lender the amount of such increase in cost, reduction in income or additional expense (together with the Borrowers' PRO RATA share of such Lender's expense in attempting to minimize such increase or reduction) as and when such cost, reduction or expense is incurred or determined, upon presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based, which statement shall be deemed true and correct absent manifest error.

     2.13 CAPITAL REQUIREMENTS. If any Lender determines that (i) the adoption of or change, after the date hereof, in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change, after the date hereof, in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitment to make Loans hereunder or its obligations in respect of any Letter of Credit to a level below that which such Lender or such holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify the Borrowers and the Agent thereof. The Borrowers agree to pay to such Lender on demand the amount of such reduction of return on capital as and when such reduction is determined PROVIDED HOWEVER the date of the event which gave rise to such reduction of return on capital may not be more than 120 days prior to the date of notice from the affected Lender to the Borrowers. Such amounts shall be payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error) unless within such 90 day period the Borrowers shall have prepaid in full all Obligations to such Lender, in which event no amount shall be payable to such Lender under this Section 2.13. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     2.14 REMOVAL OF LENDER. In the event that any Lender (i) fails to make a Loan as required under Section 2.4, (ii) notifies the Borrowers, pursuant to Sections 2.11(a)(ii)(A) or 2.11(a)(ii)(B), respectively, that it is impracticable or unlawful for such Lender to make or to continue a Eurodollar Loan or that the Eurodollar Rate no longer represents the effective cost of a Eurodollar Loan to such Lender (subject to such Lender's right to rescind such demand or assertion within 7 days after the notice from the Borrowers referred to below), or (iii) demands payment of costs and additional amounts pursuant to Sections 2.11(b), 2.12 or 2.13, the Borrowers may, provided that no Default or Event of Default shall have occurred and be continuing, upon 15 days' prior written notice to such Lender and the Agent, elect to cause such Lender (the "Replaced Lender") to assign its Loans and Commitment in full to an assignee financial institution selected by the Borrowers and acceptable to the Agent (a " Replacement Lender"), so long as at the time of such replacement (A) such Replacement Lender shall enter into one or more joinder agreements as required by Section 9.1(a) (with all fees required pursuant to Section 9.1(a) to be paid by either the Borrowers or the Replacement Lender) pursuant to which the Replacement Lender shall acquire all the Commitments and all outstanding Loans of, and in each case participations in Letters of Credit by, the Replaced Lender, and (B) such Replaced Lender (w) receives payment in full in cash of the outstanding principal amount of all Revolving Credit Loans made by it and accrued and unpaid interest thereon, (x) receives an amount equal to all unpaid drawings that have been funded by (and not reimbursed to) the Replaced Lender, together with all then unpaid interest thereon, (y) is relieved of its obligations as a participant under the then outstanding Letters of Credit, and
(z) receives payment in full in cash of all accrued and unpaid fees and other amounts due and payable to such Replaced Lender as of the date of such assignment (including without limitation, amounts owing pursuant to Sections 2.11(b), 2.12 and, if applicable, 2.13). Upon payment of the amounts required above, the Replaced Lender shall make such assignment in accordance with the requirements of Section 9.1(a) and upon execution of the respective joinder agreement by the Replacement Lender, recordation of the assignment by the Agent and delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to be a Lender hereunder, except with respect to indemnification provisions under this Agreement (including without limitation, pursuant to Section 11.3), which shall survive as to such Replaced Lender.

                                   SECTION IIA

                                LETTERS OF CREDIT
                                -----------------

     2A.1 ISSUANCE.

          (a) Upon the terms and subject to the conditions hereof, the Issuing Bank, in reliance upon the representations and warranties of the Borrowers contained herein, agrees to issue standby letters of credit (the "LETTERS OF CREDIT") for the account of the Borrowers in such form as may be requested from time to time by the Borrowers and agreed to by the Issuing Bank, PROVIDED that the Maximum Drawing Amount (after giving effect to all requested Letters of Credit) shall not at any time exceed the Letter of Credit Sublimit, PROVIDED, FURTHER that the Total Outstandings (after giving effect to all requested Revolving Credit Loans and Letters of Credit) shall not at any time exceed the Total Commitment, and provided further that no Letter of Credit shall have an expiration date later than 60 days after the Maturity Date. At least three (3) Business Days prior to the proposed issuance date of any Letter of Credit, the Borrowers shall deliver to the Issuing Bank a Letter of Credit Application setting forth the Maximum Drawing Amount of all Letters of Credit (including the requested Letter of Credit), the requested language of the requested Letter of Credit and such other information as the Issuing Bank shall require. Each request for the issuance of a Letter of Credit hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in
Section 3.2 (and, in the case of a request for an initial Letter of Credit, Section 3.1) have been satisfied as of the date of such request. To the extent there is a conflict between the provisions of any such Letter of Credit Application and/or related documents and this Agreement, the terms of this Agreement shall be controlling.

          (b) Effective upon the issuance of each Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders in respect thereof, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participating interest in such Letter of Credit in proportion to such Lender's Commitment Percentage (the "LETTER OF CREDIT PARTICIPATION"), and each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default, to the extent of such Lender's Commitment Percentage, to reimburse the

Issuing Bank on demand for the amount of each draft paid by the Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers.

          (c) All letters of credit issued under the Original Credit Agreement and outstanding as of the Closing Date shall be deemed to be Letters of Credit issued and outstanding under this Agreement.

     2A.2 REIMBURSEMENT OBLIGATION OF THE BORROWERS. In order to induce the Issuing Bank to issue, extend and renew each Letter of Credit, the Borrowers hereby agree to jointly and severally reimburse or pay to the Issuing Bank, for the account of the Issuing Bank or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by the Issuing Bank hereunder as follows:

          (a) on each date that any draft presented under any Letter of Credit is honored by the Issuing Bank or the Issuing Bank otherwise makes payment with respect thereto, (i) the amount paid by the Issuing Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other necessary or reasonable costs and expenses whatsoever incurred by the Issuing Bank or any Lender in connection with any payment made by the Issuing Bank under, or with respect to, such Letter of Credit; and

          (b) on the Maturity Date or the acceleration of the Reimbursement Obligations pursuant to Section 8, an amount equal to 105% of the then Maximum Drawing Amount of all Letters of Credit, which amount shall be held by the Issuing Bank as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Issuing Bank at its head office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this Section 2A.2 at any time from the date such amounts become due and payable (whether as stated in this Section 2A.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent, for the account of Issuing Bank or (as the case may be) the Lenders, on demand at a rate per annum equal to 2% above the Interest Rate applicable to Base Rate Loans at the time in the absence of an Event of Default.

     2A.3 LETTER OF CREDIT PAYMENTS. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the Issuing Bank shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. The responsibility of the Issuing Bank to the Borrowers shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. If on the date that such draft is paid or other payment is made by the Issuing Bank the Borrowers shall not have promptly satisfied in full their Reimbursement Obligations in connection therewith, the Issuing Bank shall promptly notify the Lenders of the amount of any unpaid Reimbursement Obligation. All such unpaid Reimbursement Obligations with respect to Letters of Credit shall be deemed to be Revolving Credit Loans. No later than 1:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Agent, at the Agent's head office, in immediately available funds, such Lender's Commitment Percentage of such unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, TIMES (ii) the amount equal to such Lender's Commitment Percentage of such unpaid Reimbursement Obligation, TIMES (iii) a fraction, the numerator of which is the number of days that have elapsed from and including the date the Issuing Bank paid the draft presented for honor or otherwise made payment until the date on which such Lender's Commitment Percentage of such unpaid Reimbursement Obligation shall become immediately available to the Agent, and the denominator of which is 360.

     2A.4 OBLIGATIONS ABSOLUTE.

          (a) The Borrowers' Reimbursement Obligations shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any set off, counterclaim or defense to payment which any Borrower may have or have had against the Issuing Bank, the Agent, the Lenders or any beneficiary of a Letter of Credit. Each Borrower further agrees that the Issuing Bank, the Agent and the Lenders, as long as they have acted in good faith and absent gross negligence or willful misconduct on their part, shall not be responsible for, and the Borrowers' Reimbursement Obligations shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any of the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of any of the Borrowers, against the beneficiary of any Letter of Credit or any such transferee.

          (b) The Issuing Bank, the Agent and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Each Borrower agrees that any action taken or omitted by the Issuing Bank, the Agent or the Lenders under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and absent the gross negligence or willful misconduct of the Issuing Bank, the Agent, or the Lenders, shall be binding upon such Borrower and shall not result in any liability on the part of the Issuing Bank, the Agent or the Lenders to any Borrower.

     2A.5 RELIANCE BY THE ISSUING BANK AND THE AGENT. To the extent not inconsistent with Section 2A.4, the Issuing Bank and the Agent shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel and other experts selected by the Issuing Bank or the Agent.

                                  SECTION III.

                    CONDITIONS OF LOANS AND LETTERS OF CREDIT
                    -----------------------------------------

     3.1 CONDITIONS PRECEDENT TO INITIAL REVOLVING CREDIT LOANS. The obligation of the Lenders to make the initial Revolving Credit Loans and of the Issuing Bank to issue the initial Letter(s) of Credit is subject to the satisfaction or waiver by the Agent of the following conditions precedent on or prior to the Closing Date:


          (a) The Agent shall have received the following agreements, documents, certificates and opinions in form and substance satisfactory to the Agent and duly executed and delivered by the parties thereto:

          (i)   This Agreement;

          (ii) The Revolving Credit Notes, substantially in the form of EXHIBIT A hereto;

          (iii) The Security Documents;

          (iv) UCC-1 Financing Statements and UCC-3 Amendments to the extent applicable;

          (v) Compliance Report of the chief financial officer of TLC as of the Closing Date;

          (vi) Certificates of insurance or insurance binders evidencing compliance with Section 5.3 hereof and the applicable provisions of the Security Documents;

          (vii) Notice of Borrowing or Conversion as of the Closing Date;

          (viii) A certificate from the chief financial officer of each of the Borrowers with respect to solvency and other matters;

          (xi) A certificate of the Secretary or an Assistant Secretary of the Parent and each Borrower with respect to resolutions of the Board of Directors of such entity authorizing the execution and delivery of the Loan Documents to which it is a party and identifying the officer(s) authorized to execute, deliver and take all other actions required under this Agreement, and providing specimen signatures of such officers;

          (x) The corporate charter of the Parent and each Borrower and all amendments and supplements thereto, as filed in the office of the Secretary of State of its jurisdiction of incorporation, certified by said Secretary of State as being a true and correct copy thereof;

          (xi) The Bylaws of the Parent and each Borrower and all amendments and supplements thereto, certified by the Secretary or an Assistant Secretary of such entity as being a true and correct copy thereof;

          (xii) A certificate of the Secretary of State of the state of incorporation of the Parent and each Borrower as to legal existence of such entity;

          (xiii) A certificate of the Secretary of State of each jurisdiction in which the Parent and each Borrower is required to be qualified to do business as to the due qualification and good standing of such entity in such state;

          (xiv) Favorable legal opinions addressed to the Lenders from counsel to the Borrowers; and

          (xv) Such other documents, instruments, opinions and certificates and completion of such other matters, as the Agent may reasonably deem necessary or appropriate.

          (b) Amendment(s) to the Liquidity Agreement, in form and substance acceptable to the Agent, shall have been duly executed and delivered by each of the parties thereto;

          (c) No litigation, arbitration, proceeding or investigation shall be pending or threatened which questions the validity or legality of the transactions contemplated by any Loan Document or seeks a restraining order, injunction or damages in connection therewith, or which, might have a material adverse effect on the transactions contemplated hereby or might have a material adverse effect on the condition, assets, business, operations, or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole.

          (d) All necessary filings and recordings against the Collateral shall have been completed and the Agent's liens on the Collateral shall have been perfected, as contemplated by the Security Documents. (1)

          (e) The Borrower shall have paid to the Agent all fees to be paid hereunder (including pursuant to Section 2.6(c) hereof) on or prior to the Closing Date.

          In addition, within thirty (30) days of the Closing Date hereof (but not as a condition to the initial Revolving Credit Loans and the initial Letters of Credit), the Borrowers shall cause to be pledged to the Agent approximately 65% (but in any event less than 66_%) of the outstanding shares of each of the Designated Foreign Subsidiaries or, to the extent such pledge of shares of any Designated Foreign Subsidiary would result in adverse tax consequences or is prohibited under applicable law, cause to pledge to the Agent approximately 65% (but in any event less than 66_%) of the outstanding shares of the entity or entities which directly or indirectly own 100% of the outstanding shares of such Designated Foreign Subsidiary, pursuant to documentation reasonably acceptable to the Agent.

     3.2 CONDITIONS PRECEDENT TO ALL LOANS AND LETTERS OF CREDIT. The obligation of the Lenders to make any Revolving Credit Loan, including the initial Revolving Credit Loans, or continue or convert Revolving Credit Loans to Revolving Credit Loans of another Type, and of the Issuing Bank to issue any Letter of Credit is further subject to the following conditions:


          (a) timely receipt by the Agent of a Notice of Borrowing or Conversion with respect to any Revolving Credit Loan, or by the Issuing Bank of a Letter of Credit Application with respect to any Letter of Credit;

          (b) the outstanding Revolving Credit Loans and Letters of Credit do not and, after giving effect to any requested Revolving Credit Loan or Letter of Credit, will not exceed the limitations set forth in Sections 2.1 and 2A.1 hereof;

          (c) the representations and warranties contained in Section IV shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion or Letter of Credit Application and on the effective date of the making, continuation or conversion of each Revolving Credit Loan or issuance of each Letter of Credit as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date or are inaccurate as a result of changes or transactions expressly permitted hereunder);

          (d) no Default or Event of Default shall have occurred and be continuing at the time of and immediately after the making of such requested Revolving Credit Loan or the issuance of such requested Letter of Credit;

          (e) the resolutions referred to in Section 3.1(a)(ix) shall remain in full force and effect; and

          (f) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for any Lender, would make it illegal or against the policy of any governmental agency or authority for such Lender to make Revolving Credit Loans hereunder or, in the opinion of counsel for the Issuing Bank, for the Issuing Bank to issue Letters of Credit hereunder (as the case may be).

     The making, continuation or conversion of each Revolving Credit Loan and the issuance of each Letter of Credit shall be deemed to be a representation and warranty by the Borrower on the date of the making, continuation or conversion of such Revolving Credit Loan or the issuance of such Letter of Credit as to the accuracy of the facts referred to in subsection (c) of this Section 3.2 and of the satisfaction of all of the conditions set forth in this Section 3.2.


                                  SECTION IV.

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     In order to induce the Agent, the Issuing Bank and the Lenders to enter into this Agreement and to make Revolving Credit Loans and to issue Letters of Credit hereunder, the Borrowers represent and warrant to the Agent, the Issuing Bank and the Lenders that except as disclosed on SCHEDULE 3 attached hereto:

     4.1  ORGANIZATION; QUALIFICATION; BUSINESS.

          (a) Each Borrower and each of its Significant Subsidiaries (i) is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, (ii) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction (all of which are listed on SCHEDULE 3 attached hereto) where the nature of its properties or business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole.

          (b) Since the date of the Initial Financial Statement, each Borrower has continued to engage in a business substantially similar to that in which it was then engaged and is engaged in no unrelated business.

     4.2 CORPORATE AUTHORITY. The execution, delivery and performance of the Loan Documents and the transactions contemplated hereby are within the corporate power and authority of each Borrower and have been authorized by all necessary corporate proceedings, and do not and will not (a) contravene any provision of the charter documents or by-laws of any Borrower or any law, rule or regulation applicable to any Borrower, (b) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other material agreement, instrument, order or undertaking binding on any Borrower, or (c) result in or require the imposition of any Encumbrance on any of the properties, assets or rights of any Borrower, except in favor of the Agent, the Issuing Bank and the Lenders.

     4.3 VALID OBLIGATIONS. The Loan Documents and all of their respective terms and provisions are the legal, valid and binding obligations of each of the Borrowers, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought. Upon delivery of stock certificates to the Agent and filing of UCC financing statements in appropriate filing offices, the Security Documents will create in favor of the Agent, the Issuing Bank and the Lenders legal, valid and enforceable security interests in the Collateral and such security interests will be fully perfected first priority security interests subject to Permitted Encumbrances.

     4.4 CONSENTS OR APPROVALS. The execution, delivery and performance of the Loan Documents and the transactions contemplated herein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other Person, except (i) under or as contemplated by the Security Documents, (ii) filings of the UCC financing statements and (iii) filings with the United States Patent and Trademark Office and the United States Copyright Office.

     4.5 TITLE TO PROPERTIES; ABSENCE OF ENCUMBRANCES. Each Borrower and each of its Significant Subsidiaries has good and marketable title to all of the properties, assets and rights of every name and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the Initial Financial Statement (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances, and, except as so disclosed, free from all defects of title that might materially adversely affect such properties, assets or rights, taken as a whole. Each of the Borrowers enjoys peaceful and undisturbed possession under all leases necessary in any material respect for the operation of its properties and assets and no default exists under such leases which would give the landlord the right to terminate such leases. All such leases are valid and subsisting and are in full force and effect.

     4.6 FINANCIAL STATEMENTS. The Borrowers have furnished to the Lenders audited consolidated balance sheets of the Parent and its Subsidiaries as of January 3, 1998 and related, statements of operations, income, stockholders' equity (deficits) and cash flows for the fiscal year then ended, and related footnotes, audited and certified by the Borrower's Accountants (the "INITIAL FINANCIAL STATEMENT"). The Initial Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods specified and present fairly the consolidated financial position of the Parent and its Subsidiaries as of such dates and the consolidated results of the operations of the Parent and its Subsidiaries for such periods.

     4.7 CHANGES. Since the date of the Initial Financial Statement, there have been no changes in the condition (financial or otherwise), assets, liabilities, business, operations or prospects of any Borrower or any of its Significant Subsidiaries, other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse to the Parent, the Borrowers and their Subsidiaries, taken as a whole.

     4.8 SOLVENCY. The Parent and its Subsidiaries, taken as a whole, have and, after giving effect to the Revolving Credit Loans, will have, assets (both tangible and intangible) having a fair saleable value in excess of the amount required to pay the probable liability on its then-existing debts (whether matured or unmatured, liquidated or unliquidated, fixed or contingent); each Borrower and each of its Significant Subsidiaries has and will have access to adequate capital for the conduct of its business and the discharge of its debts incurred in connection therewith as such debts mature; no Borrower and no Significant Subsidiary of any Borrower was insolvent immediately prior to the making of the Revolving Credit Loans and immediately after giving effect thereto, no Borrower and no Significant Subsidiary of any Borrower will be insolvent.

     4.9  DEFAULTS. As of the date of this Agreement, no Default exists.

     4.10 TAXES. The Parent, each Borrower, each of their Subsidiaries has filed all U.S. Federal tax returns and all material other tax returns (state, local and foreign) required to be filed, and has paid all taxes, assessments and other governmental charges shown thereon to be due except in each case for (a) delinquencies or payment of taxes that are not material and (b) such taxes, assessments or charges that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP. All such contests at the Closing Date are described on SCHEDULE 3 hereto. Income tax returns of each Borrower and each of its Subsidiaries have not been audited or otherwise examined by any federal or state taxing authority except as disclosed to the Agent. Each Borrower and each of its Subsidiaries has established on its books reserves adequate under GAAP for the payment of all federal, state, foreign and other tax liabilities. No issues have been raised by the Internal Revenue Service or other taxing authority that could reasonably be expected to have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole.

     4.11 LITIGATION. Except as disclosed on SCHEDULE 3, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of any Borrower's or any of its Subsidiaries' officers, threatened, against any Borrower or any of its Subsidiaries that, if adversely determined, may reasonably be expected to result in a material judgment not fully covered by insurance, may reasonably be expected to result in a forfeiture of all or any substantial part of any property of any Borrower or any of its Significant Subsidiaries, or may reasonably be expected to have a material adverse effect on the condition, assets, business or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole.

     4.12 SUBSIDIARIES. All the Subsidiaries of each Borrower are listed on
SCHEDULE 3 hereto. Each Borrower is the owner, free and clear of all Encumbrances other than those in favor of the Lenders and Permitted Encumbrances, of all of the issued and outstanding stock of each of its Subsidiaries. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

     4.13 INVESTMENT COMPANY ACT. Neither any Borrower nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.

     4.14 COMPLIANCE. Each Borrower and each of its Significant Subsidiaries has all necessary permits, approvals, authorizations, consents, licenses, franchises, registrations and other rights and privileges (including Intellectual Property) to allow it to own and operate its business without any violation of law or the rights of others (including with respect to Intellectual Property) except to the extent that any such violation would not have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole; and each Borrower and each of its Significant Subsidiaries are duly authorized, qualified and licensed under and in compliance with all applicable laws, regulations, authorizations and orders of public authorities, including, without limitation, Environmental Laws, except to the extent that any such failure to be so authorized, qualified, licensed or in compliance would not have a material adverse effect on the condition, assets, business, operations, or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole. Each Borrower and each of its Significant Subsidiaries has performed all obligations required to be performed by it under, and is not in default under or in violation of, its corporate charter or by-laws, or any agreement, lease, mortgage, note, bond, indenture, license or other instrument or undertaking to which it is a party or by which any of it or any of its properties are bound, except for violations none of which, either individually or in the aggregate, would have any material adverse effect on the conditions, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole.

     4.15 ERISA. Each Borrower and each of its Affiliates are in compliance in all material respects with ERISA and the provisions of the Code applicable to any Plans; no Borrower nor any Affiliate of a Borrower has engaged in a Prohibited Transaction which would subject any Borrower, any Affiliate of a Borrower or any Plan to a material tax or penalty imposed on a Prohibited Transaction which may have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole; no Plan has incurred any "accumulated funding deficiency" (as defined in ERISA) which may have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole; except as set forth in the Initial Financial Statement, the aggregate fair market value of all assets of the Plans which are single-employer plans is at least equal to the aggregate present value of all accrued benefits under such Plans, both as determined in the most recent actuarial reports for such Plans using the actuarial assumptions used for funding purposes therein; no Borrower nor any Affiliate of a Borrower has incurred any liability to the Pension Benefit Guaranty Corporation over and above premiums required by law which may have a material adverse effect on the condition, assets, business, operations, or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole; and no Borrower nor any Affiliate of a Borrower has terminated any Plan in a manner which could result in the imposition of a lien on the property of any Borrower or any Affiliate of a Borrower which may have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole.

     4.16 ENVIRONMENTAL MATTERS.

          (a) Each Borrower and each of its Subsidiaries has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole. Each Borrower and each of its Subsidiaries are in compliance with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance with all applicable orders, decrees, judgments and injunctions, issued, entered, promulgated or approved under any Environmental Law, except to the extent failure to comply would not have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole.

          (b) No written notice, notification, demand, request for information, citation, summons or order has been received by any Borrower, and to the best of each Borrower's knowledge, no complaint has been filed, and to the best of each Borrower's knowledge, no penalty has been assessed and no investigation or review is pending or, to the best of each Borrower's knowledge, threatened by any governmental or other entity (i) with respect to any alleged failure by any Borrower or any of its Subsidiaries to have any permit, license or authorization required in connection with the conduct of its business or to comply with any Environmental Laws, or (ii) regarding the presence of any Hazardous Material at, on or under any property now or previously owned, leased or used by any Borrower or any of its Subsidiaries or any other location to which Hazardous Materials from such property had been transported or which they have been disposed of.

          (c) To the best of each Borrower's knowledge, no material oral or written notification of a release of a Hazardous Material has been filed by or on behalf of any Borrower or any of its Subsidiaries and no property now or previously owned, leased or used by any Borrower or any of its Subsidiaries is listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or on any similar state list of sites requiring investigation or clean-up.

          (d) To the best of each Borrower's knowledge, there are no liens or Encumbrances arising under or pursuant to any Environmental Law on any of the real property or properties owned, leased or used by any Borrower or any of its Subsidiaries which constitutes a material part of the assets of the Borrowers and their Subsidiaries, taken as a whole or which may have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole, and no governmental actions have been taken or, to the best of each Borrower's knowledge, are in process which could subject any of such properties to such liens or Encumbrances or, as a result of which any Borrower or any of its Subsidiaries would be required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it.

          (e) No Borrower nor any Subsidiary of any Borrower nor, to the best knowledge of each Borrower, any previous owner, tenant, occupant or user of any property owned, leased or used by any Borrower or any of its Subsidiaries has
(i) engaged in or permitted any operations or activities upon or any use or occupancy of such property, or any portion thereof, for the handling, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Materials on, under, in or about such property, except to the extent (x) commonly used in day-to-day operations of such property and in such case only in compliance in all material respects with all Environmental Laws or (y) as would not have a material adverse effect on the conditions, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole, or (ii) transported any Hazardous Materials to, from or across such property except to the extent (x) commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with, all Environmental Laws or (y) as would not have a material adverse effect on the conditions, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole; nor to the best knowledge of each Borrower have any Hazardous Materials migrated from other properties upon, about or beneath such property, nor, to the best knowledge of the Borrower, are any Hazardous Materials presently constructed, deposited, stored or otherwise located on, under, in or about such property except to the extent commonly used in day-to-day operations of such property and, in such case, in compliance in all material respects with all Environmental Laws.

     4.17 RESTRICTIONS ON THE BORROWERS. Except as disclosed on SCHEDULE 3, no Borrower nor any Significant Subsidiary of any Borrower is party to or bound by any contract, agreement or instrument, nor subject to any charter or other corporate restriction which will, under current or reasonably foreseeable conditions, materially and adversely affect the business, property, assets, operations or conditions, financial or otherwise of any Borrower or any of its Significant Subsidiaries.

     4.18 LABOR RELATIONS. There is (i) no unfair labor practice complaint pending against any Borrower or any of its Significant Subsidiaries or, to the best knowledge of each Borrower, threatened, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any Borrower or any of its Significant Subsidiaries or, to the best knowledge of each Borrower, threatened, except for such complaints, grievances and arbitration proceedings which, if adversely decided, would not have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole, (ii) no strike, labor dispute, slowdown or stoppage pending against any Borrower or any of its Significant Subsidiaries or, to the best knowledge of each Borrower, threatened against any Borrower or any of its Significant Subsidiaries, except for any such labor action as would not have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole and (iii) to the best knowledge of each Borrower, no union representation question existing with respect to the employees of any Borrower or any of its Significant Subsidiaries and, to the best knowledge of each Borrower, no union organizing activities are taking place, except for any such question or activities as would not have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries taken as a whole.

     4.19 MARGIN RULES. No portion of any Revolving Credit Loan shall be used for a "purpose loan" as such term is used in Regulations G, U or X of the Board of Governor's of the Federal Reserve System.

     4.20 INTELLECTUAL PROPERTY.

          (a) All of the U.S. registered copyrights, patents, trademarks and similar rights ("Intellectual Property") owned by the Parent, any of the Borrowers or their Subsidiaries are set forth in SCHEDULE 3 with respect to products currently sold or licensed by the Parent, any Borrower or any Significant Subsidiary. To the best knowledge of each of the Borrowers, each item of such Intellectual Property is valid, unexpired and in full force and effect, has not been adjudged invalid or unenforceable, in whole or in part, and has not, except in the reasonable business judgment of the Parent, a Borrower or one of their Subsidiaries, been abandoned and, no holding, decision or judgment has been rendered by any governmental authority which would be reasonably likely to limit, cancel or question the validity of any such Intellectual Property. To the best knowledge of each of the Borrowers, there is no infringement by others of any right of any Borrower or any of its Subsidiaries with respect to such Intellectual Property.

          (b) As of the Closing Date, the Material License Agreements are in full force and effect and, to the best knowledge of the Borrowers, are not prohibited under applicable law, and no party thereto is in default thereunder.

     4.21 FISCAL YEAR. The fiscal year of each Borrower and each of its Subsidiaries runs on the 52 or 53 week period ending on the Saturday on or immediately after December 31 of each Calendar Year.

     4.22 ADDRESSING THE YEAR 2000 PROBLEM. Except as disclosed to the Agent from time to time in writing (including without limitation through the furnishing of copies of the Parent's filings with the Securities and Exchange Commission), the Borrowers have no reason to believe that there will be a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole, resulting from a Year 2000 Problem.

     4.23 DISCLOSURE. No representation or warranty made by any Borrower in any Loan Document and no document or information furnished to the Lenders by or on behalf of or at the request of any Borrower in connection with any of the transactions contemplated by the Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they are made.


                                   SECTION V.

                              AFFIRMATIVE COVENANTS
                              ---------------------

     Each Borrower covenants that so long as any Revolving Credit Loan, Letter of Credit or other Obligation remains outstanding or the Lenders or the Issuing Bank have any obligation to lend or to issue any Letter of Credit hereunder:

     5.1  FINANCIAL STATEMENTS. The Borrowers shall furnish to the Lenders:

          (a) as soon as available to the Borrowers, but in any event within 120 days after the end of each fiscal year of the Borrowers, the consolidated and consolidating balance sheets of the Parent and its Subsidiaries (including the Borrowers) as of the end of such fiscal year and related consolidated and consolidating statements of income, consolidated retained earnings and cash flow, for such fiscal year, prepared in accordance with GAAP and audited and certified by the Borrowers' Accountants in the case of such consolidated statements, and certified by the chief financial officer of TLC, as agent for the Borrowers, in the case of such consolidating statements;

          (b) as soon as available to the Borrowers, but in any event within 45 days after the end of each of the first three (3) fiscal quarters of the Borrowers, a consolidated and consolidating balance sheet as of the end of, and related consolidated and consolidating statements of income for, the fiscal quarters then ended and the portion of the fiscal year then ended, prepared in accordance with GAAP and certified by the chief financial officer of TLC, subject to normal, recurring year-end adjustments (that shall not in the aggregate be material in amount) and the absence of footnotes to such financial statements;

          (c) concurrently with the delivery of each annual and quarterly financial statement pursuant to subsections (a) and (b) of this Section 5.1, a report in substantially the form of EXHIBIT C hereto signed by the chief financial officer of TLC which report shall specifically point out any change in the Leverage Ratio which would trigger an adjustment to the Applicable Margin or Commitment Fee Percentage hereunder;

          (d) prior to the first day of each fiscal year of the Borrowers, the Borrowers' and their Subsidiaries' combined operating budget for such fiscal year including projections, prepared on a quarterly basis and including combined balance sheets and statements of income;

          (e) promptly after the receipt thereof by any of the Borrowers, copies of any reports (including any so-called internal control letters issued in accordance with AICPA's Statement on Auditing Standards No. 60, Communication of Internal Control Structure Related Matters Noted in an Audit) submitted to the Parent or any of the Borrowers by independent public accountants in connection with any annual review of the accounts of any of the Borrowers made by such accountants;

          (f) promptly after the same are delivered to its stockholders or the Securities and Exchange Commission, copies of all proxy statements, financial statements and reports as the Parent or any Borrower shall send to its stockholders or as any Borrower may file with the Securities and Exchange Commission or any governmental authority at any time having jurisdiction over the Parent or any of its Subsidiaries (including the Borrowers), including, without limitation, any reports filed with the Securities and Exchange Commission on Forms 10-Q, 10-K, 8-K (or their equivalent if such forms no longer exist); and

          (g) from time to time, such other financial data and information about the Parent, any of its Subsidiaries (including the Borrowers) as the Agent or the Lenders may reasonably request.

     5.2 CONDUCT OF BUSINESS. Each Borrower and each of its Significant Subsidiaries shall:

          (a) duly observe and comply in all material respects with all applicable laws (including without limitation all Environmental Laws and ERISA), regulations, decrees, orders, judgments and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including the Collateral), and shall maintain and keep in full force and effect and comply with all licenses and permits necessary in any material respect to the proper conduct of its business;

          (b) except to the extent permitted under Sections 7.4 or 7.5 hereof, maintain its corporate existence and remain or engage substantially in a business substantially similar to that in which it is now engaged.

     5.3  MAINTENANCE AND INSURANCE.

          (a) Each Borrower and each of its Significant Subsidiaries shall maintain its properties in good repair, working order and condition as required for the normal conduct of its business.

          (b) Each Borrower and each of its Subsidiaries shall at all times maintain liability and property damage insurance on its properties (including all Collateral) with financially sound and reputable insurers qualified to do business in the states in which they are providing coverage, in such amounts and with such coverages, endorsements, deductibles and expiration dates as the officers of such Borrower or its Subsidiaries, as the case may be, in the exercise of their reasonable judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business and owning or operating similar properties. The Agent shall be named as loss payee, additional insured and/or mortgagee, as applicable, under such insurance as the Agent shall require from time to time, and the Borrowers shall provide to the Agent lender's loss payable endorsements in form and substance reasonably satisfactory to the Agent. All such insurance shall contain a waiver of subrogation clause. In addition, the Agent shall be given fifteen
(15) days advance notice of any cancellation, material modification or non-renewal of insurance. In the event of failure to provide and maintain insurance as herein provided, the Agent may, at its option, provide such insurance and charge the cost thereof to the Borrowers as a Revolving Credit Loan. The Borrowers shall furnish to the Agent certificates or other evidence satisfactory to the Agent in its sole discretion of compliance with the foregoing insurance provisions. The Agent shall not, by the fact of approving, disapproving or accepting any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of losses, and each Borrower jointly and severally hereby expressly assumes full responsibility therefor and liability, if any, thereunder.

     5.4 TAXES. Each Borrower and each of its Subsidiaries shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties (including Collateral) on or prior to the time when they become due; except for any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with GAAP.

     5.5 INSPECTION. Each Borrower and each of its Subsidiaries shall permit the Agent (and its designees), at any reasonable time and at reasonable intervals of time, and upon reasonable notice and during normal business hours (or if an Event of Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit, enter and inspect the properties (including all Collateral) of any Borrower and any of its Subsidiaries, (ii) examine and make copies of and take abstracts from the books and records of any Borrower and any of its Subsidiaries, and (iii) discuss the affairs, finances and accounts of any Borrower and any of its Subsidiaries with their appropriate officers and accountants, provided however, so long as an Event of Default will not have occurred and be continuing, such inspections and examinations shall be at the Lenders' expense and shall not exceed two (2) during any calendar year. In the event that an Event of Default shall have occurred and be continuing, such inspections and examinations shall be at the expense of the Borrowers and there will be no limitation on the number of such inspections and examinations during such period. Without limiting the generality of the foregoing, each Borrower and each of its Subsidiaries will permit such periodic reviews (as determined by the Agent) of the books and records of such Borrower and its Subsidiaries to be carried out by the Agent's commercial finance examiners.

     5.6 MAINTENANCE OF BOOKS AND RECORDS. Each Borrower and each of its Significant Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions in accordance with GAAP and applicable law.

     5.7  USE OF PROCEEDS.

          (a) The Borrower will use the proceeds of the Revolving Credit Loans for (i) working capital, including payment of the costs and expenses of the transactions contemplated hereby, (ii) financing of any Permitted Acquisitions and related transaction costs, (iii) financing the purchase by any of the Borrowers or the Parent of the Senior Convertible Notes subject to the limitations set forth in Section 7.7 and (iv) Capital Expenditures.

          (b) No portion of any Revolving Credit Loan shall be used for a "purpose loan" as such term is used in Regulations G, U and X of the Board of Governors of the Federal Reserve System.

     5.8 FURTHER ASSURANCES. At any time and from time to time each Borrower shall, and shall cause each of its Subsidiaries to, execute and deliver such further documents and take such further action as may reasonably be requested by the Agent to effect the purposes of the Loan Documents.

     5.9  NOTIFICATION REQUIREMENTS. The Borrowers shall furnish to the Agent:

          (a) immediately upon any Borrower or any of its Subsidiaries becoming aware of the existence of any condition or event that constitutes an Event of Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

          (b) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against any of the Parent, the Borrowers or any of their Subsidiaries of which they have notice, the outcome of which could reasonably be expected to have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole, written notice thereof and the action being or proposed to be taken with respect thereto; and

          (c) promptly after becoming aware of any occurrence or condition affecting any Borrower or any of its Subsidiaries which could reasonably be expected to have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole, written notice thereof.

     5.10 ERISA REPORTS. With respect to any Plan, the Borrowers shall, or shall cause its Affiliates to, furnish to the Agent promptly (i) written notice of the occurrence of a "reportable event" (as defined in Section 4043 of ERISA), excluding any such event notice of which has been waived by regulation, (ii) a copy of any request for a waiver of the funding standards or an extension of the amortization periods required under Section 412 of the Code and Section 302 of ERISA, (iii) a copy of any notice of intent to terminate any Pension Plan and
(iv) notice that any Borrower or any Affiliate will or may incur any liability to or on account of a Plan under Sections 4062, 4063, 4064, 4201 or 4204 of ERISA. Any notice to be provided to the Agent under this Section shall include a certificate of the chief financial officer of TLC setting forth details as to such occurrence and the action, if any, which such Borrower or Affiliate, as the case may be, is required or proposes to take, together with any notices required or proposed to be filed with or by such Borrower, any Affiliate, the PBGC, the IRS, the trustee or the plan administrator with respect thereto. Promptly after the adoption of any Pension Plan, the Borrowers shall notify the Agent of such adoption.

     5.11 ENVIRONMENTAL COMPLIANCE.

          (a) Each Borrower and its Subsidiaries will comply in all material respects with all applicable Environmental Laws in all jurisdictions in which any of them operates now or in the future, and each Borrower and its Subsidiaries will comply in all material respects with all such Environmental Laws that may in the future be applicable to such Borrower's or any of its Subsidiaries' business, properties and assets, except to the extent, non-compliance with such Environmental Laws would not have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole.

          (b) If any Borrower or any of its Subsidiaries shall (i) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by any Borrower or any of its Subsidiaries, (ii) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any Borrower or any of its Subsidiaries alleging a violation of any Environmental Law requiring such Borrower or such Subsidiary to take any action in connection with the release of Hazardous Materials into the environment, (iii) receive any notice from a federal, state or local government agency or private party alleging that any Borrower or any of its Subsidiaries may be liable or responsible for any costs associated with a response to or cleanup of a release of Hazardous Materials into the environment or any damages caused thereby, or (iv) become aware of any investigative proceedings by a governmental agency or authority commenced or threatened against any Borrower or any of its Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material, the Borrowers shall promptly notify the Agent thereof (together with a copy of any such notice) and of any action being or proposed to be taken with respect thereto.

     5.12 SUBSIDIARIES.

          (a) The Borrowers shall provide to the Agent written notice of any acquisition of any foreign or domestic Subsidiaries of any of the Borrowers or the Parent. Such notice shall be given within ten (10) days of the closing of such acquisition, except for any acquisition involving cash consideration equal to or in excess of Twenty Million Dollars ($20,000,000) in which case such notice shall be given at least ten (10) days prior to its closing and shall be accompanied by PRO FORMA financials of the type required under Section 7.4, the financial statements of such target entity as of the end of its most recent fiscal year for which such financial statements are available, including its balance sheets and statements of income.

          (b) To the extent such target entity had net revenues in excess of $50,000,000 during its most recently reported fiscal year, and in the event all or substantially all of its assets have not been transferred to one or more of the Borrowers, (i) to the extent such Subsidiary is a domestic Subsidiary, such Subsidiary shall, within sixty (60) days following its becoming a Subsidiary of the Parent, the Borrowers or their Subsidiaries, execute an Instrument of Joinder and any and all other documents necessary or desirable to become a Borrower hereunder, and to grant to the Agent a security interest in all of its assets, and (ii) to the extent such Subsidiary is an entity organized under the laws of any jurisdiction other than any political sub-division of the United States, the Borrowers shall cause to be pledged to the Agent approximately 65% (but in any event less than 66_%) of the outstanding capital stock of such foreign Subsidiary or, to the extent such pledge of stock of such foreign subsidiary would result in adverse tax consequences or is prohibited under applicable law, cause to pledge to the Agent approximately 65% (but in any event less than 66_%) of the outstanding stock of the entity or entities which directly or indirectly own 100% of the outstanding stock of such foreign Subsidiary.

          (c) In the report required to be furnished by the Borrowers pursuant to Section 5.1(c) in connection with the furnishing of quarterly financial statements, the chief financial officer of TLC shall indicate whether the net revenue, EBITDA and book value of the assets of the Borrowers for and as of the end of such fiscal quarter each constitute at least ninety percent (90%) of the net revenue, EBITDA and book value of assets of the Parent, the Borrowers and their Subsidiaries on a consolidated basis for the same period. In the event that the chief financial officer of TLC is not able to so certify in the affirmative with respect to each of the three indicated financial criteria (which shall not in and of itself constitute a Default or Event of Default hereunder unless the Borrowers are unable to achieve compliance with such financial criteria by taking the actions specified in this Section 5.12(c) within 60 days of the date of submission of such report), the Borrowers shall promptly (but in any event within sixty (60) days of the submission of such report) (i) first, cause one or more of their U.S. Subsidiaries to execute Instruments of Joinder and any and all other documents necessary or desirable to become Borrower(s) hereunder and to grant to the Agent a security interest in all of its or their assets in order that the foregoing requirement might be met and so confirmed in writing following the addition of such additional Borrower(s) and (ii) second, only to the extent the Borrowers are unable to meet the requirements of this Section 5.12(c) without including as Borrowers hereunder Subsidiaries organized under the laws of any jurisdiction other than any political sub-division of the United States, the Borrowers may, in lieu of causing such foreign Subsidiaries to become Borrowers hereunder, pledge approximately 65% (but in any event less than 66_%) of the outstanding capital stock of such foreign Subsidiaries or, to the extent such pledge of stock of such foreign subsidiary would result in adverse tax consequences or is prohibited under applicable law, cause to pledge to the Agent approximately 65% (but in any event less than 66_%) of the outstanding stock of the entity or entities which directly or indirectly own 100% of the outstanding stock of such foreign Subsidiary. Upon the pledge of such stock, the net revenue, EBITDA, and the book value of the assets attributable to such foreign Subsidiaries shall be included in the calculation set forth in this Section 5.12(c) as being attributable to the Borrowers. Without limiting the foregoing, to the extent stock of foreign Subsidiaries have been pledged to the Agent pursuant to Section 5.12(b), the net revenue, EBITDA, and the book value of the assets attributable to such foreign Subsidiaries shall be included in the calculation set forth in this Section 5.12(c) as being attributable to the Borrowers.

          (d) Neither the Parent, the Borrowers nor any Subsidiary thereof may sell any of its accounts receivable under the Securitization unless it first executes an Instrument of Joinder and any and all other documents necessary or desirable to become a Borrower under this Agreement and grants a security interest in substantially all its assets to the Agent.

     5.13 INTELLECTUAL PROPERTY UPDATES AND HYPOTHECATION.

          (a) The Borrowers, shall provide to the Agent a then current comprehensive list and description of all U.S. registered Intellectual Property owned by the Parent, any Borrower or any Subsidiary thereof with respect to (i) products currently sold or licensed by the Parent, the Borrower or any Subsidiary, and (ii) material trade names and brand names utilized by the Parent, any Borrower or Subsidiary thereof, (A) within forty-five (45) days after the completion of each fiscal quarter of the Borrowers, and (B) more frequently upon the request of the Agent if an Event of Default has occurred and is continuing.

          (b) Following the delivery of the list referenced in 5.13(a), the Parent, each Borrower and each U.S. Subsidiary thereof shall promptly take all necessary action, including the execution and delivery of patent and trademark security agreements, copyright security agreements and any other instruments reasonably requested by the Agent to provide the Agent with, to the extent it does not already have, a first priority security interest relating to each item of U.S. registered Intellectual Property owned by the Parent, any Borrower or any U.S. Subsidiary thereof with respect to products currently sold or licensed by, the Parent, the Borrower or any U.S. Subsidiary. The Borrowers and their U.S. Subsidiaries shall register with the appropriate U.S. governmental authorities all Intellectual Property associated with software titles that they sell or license and Intellectual Property that they otherwise utilize in conducting their businesses and shall maintain such registrations, provided, however, the foregoing requirements shall be subject to the exercise of the Borrowers' reasonable business judgment as to when any such attempted registration would not be cost effective or could reasonably be expected to be rejected or relates to Intellectual Property that is immaterial; provided, however, Borrowers and their U.S. Subsidiaries shall in any case with reasonable diligence and promptness file and maintain the registration of copyright registration of all computer sourcecode for all software titles owned by the Parent, any Borrower or any U.S. Subsidiary that generate (or can reasonably be expected to generate) annual sales in excess of $500,000.

          (c) Properties shall within 180 days of the Closing Date, grant one or more licenses to TLC and any other Borrower or their Subsidiaries which sells products utilizing Intellectual Property owned by or licensed to Properties, for the use of such Intellectual Property which licenses shall be in writing and shall be furnished to the Agent promptly on request and none of which licenses shall impair or interfere in any material respect with the ability of the Parent, the Borrowers or any of their Subsidiaries to carry out their obligations under the Loan Documents to which they are a party.

     5.14 MAINTENANCE OF CORPORATE SEPARATENESS. The Parent and each Borrower will, and will cause each of their Subsidiaries to, maintain customary corporate and/or partnership records.

                                  SECTION VI.

                               FINANCIAL COVENANTS
                               -------------------

     Each Borrower covenants that so long as any Revolving Credit Loan, Letter of Credit or other Obligation remains outstanding or the Lenders or the Issuing Bank have any obligation to make any Loan or issue any Letter of Credit hereunder:

     6.1 LEVERAGE RATIO. The Borrowers shall not permit the Leverage Ratio (calculated as of the end of each fiscal quarter of the Borrowers) to exceed
3.75 to 1.00.

     6.2  INTEREST COVERAGE RATIO. The Borrowers shall not permit the ratio of
(i) EBITDA to (ii) Interest Expense, each calculated as of the end of each fiscal quarter of the Borrowers for the four fiscal quarters then ended, to be less than 3.00 to 1.00.


     6.3 QUICK RATIO. The Borrowers shall not permit the Quick Ratio, calculated as of the end of each fiscal quarter of the Borrowers, to be less than 1.15 to 1.00.

     6.4 CAPITAL EXPENDITURES. The Parent, the Borrowers and their Subsidiaries shall not make aggregate Capital Expenditures during (i) the 1998 fiscal year, in excess of $15,000,000, (ii) the 1999 fiscal year, in excess of $20,000,000; and (iii) the period from the beginning of the 2000 fiscal year through the Maturity Date, in excess of $12,500,000; provided, however, to the extent that the Parent, the Borrowers and their Subsidiaries do not make Capital Expenditures in an aggregate amount equal to the maximum sum permitted in either of the periods described in clauses (i) or (ii) above, the maximum permissible amount for the immediately succeeding period shall be increased (but in no event by more than 25% of the maximum amount for such period as set forth above, prior to such adjustment) by an amount equal to the maximum permitted Capital Expenditure for the preceding period, prior to any adjustment, LESS the aggregate amount of actual Capital Expenditures for such prior period.


                                  SECTION VII.

                               NEGATIVE COVENANTS
                              -------------------

     Each Borrower covenants that so long as any Revolving Credit Loan, Letter of Credit or other Obligation remains outstanding or the Lenders or the Issuing Bank have any obligation to make any Revolving Credit Loan or to issue any Letter of Credit hereunder:

     7.1 INDEBTEDNESS. Neither any Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness other than the following:

          (a)  Obligations;

          (b) Indebtedness existing as of the date of this Agreement and disclosed on SCHEDULE 3 hereto and renewals and refinancings thereof, but not any increase in the principal amounts thereof;

          (c) Indebtedness for taxes, assessments or governmental charges to the extent that payment therefor shall at the time not be required to be made in accordance with Section 5.4;

          (d) current liabilities on open account for the purchase price of services, materials, supplies, royalties and product advances incurred by any Borrower in the ordinary course of business (not as a result of borrowing), so long as all of such open account Indebtedness shall be paid and discharged in conformity with such Borrower's customary trade terms and practices, except for any such open account Indebtedness which is being contested in good faith by any Borrower, as to which adequate reserves required by GAAP have been established and are being maintained and as to which no Encumbrance has been placed on any property of any Borrower or any of its Subsidiaries;

          (e)  Guarantees permitted under Section 7.2 hereof;

          (f) Purchase Money Indebtedness and capital lease obligations of the Borrowers and their Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $15,000,000;

          (g) Open account intercompany Indebtedness by and between any Borrower and another Borrower, the Parent or any Subsidiary;

          (h)  Indebtedness relating to the Securitization;

          (i)  Indebtedness relating to the Receivables Purchase Transactions;

          (j) Obligations with respect to mortgages not to exceed $5,000,000 outstanding at any date; and

          (k) Indebtedness of the Borrowers or the Subsidiaries in addition to Indebtedness of the types described above in an aggregate amount not to exceed $20,000,000 at any time.

     7.2 CONTINGENT LIABILITIES. Neither any Borrower nor any of its Subsidiaries shall create, incur, assume, guarantee or be or remain liable with respect to any Guarantees other than (i) Guarantees existing on the date of this Agreement and disclosed on SCHEDULE 3 hereto, (ii) Guarantees resulting from the endorsement of negotiable instruments for deposit or collection in the ordinary course of business and (iii) Guarantees in connection with the Indebtedness permitted under Section 7.1.

     7.3 ENCUMBRANCES. Neither any Borrower nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance of any kind, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("ENCUMBRANCES"), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following ("PERMITTED ENCUMBRANCES"):

          (a) Encumbrances in favor of the Agent, the Issuing Bank or any of the Lenders to secure the Obligations;

          (b) Encumbrances existing as of the date of this Agreement and disclosed in SCHEDULE 3 hereto (including, without limitation, those Encumbrances relating to the Securitization and the Receivables Purchase Transactions);

          (c) Encumbrances securing Indebtedness for Purchase Money Indebtedness to the extent such Indebtedness is permitted by Section 7.1(f), PROVIDED that (i) each such Encumbrance is given solely to secure the purchase price of the property which is the subject of such Purchase Money Indebtedness, does not extend to any other property and is given at the time of acquisition of the property, and (ii) the Purchase Money Indebtedness secured thereby does not exceed the lesser of the cost of such property or its fair market value at the time of acquisition;

          (d) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

          (e) landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', warehouseman's, laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and liens securing statutory obligations or surety, indemnity, performance, or other similar bonds incidental to the conduct of any Borrower's or its Subsidiary's business in the ordinary course and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

          (f) judgment liens securing judgments that (i) are fully covered by insurance, or (ii) shall not have been in existence for a period longer than 20 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 20 days after the expiration of such stay;

          (g) rights of lessors under capital leases to the extent such capital leases are permitted hereunder;

          (h) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of any of the Borrowers' business; and

          (i) liens constituting a renewal, extension or replacement of any Permitted Encumbrance.

     7.4 CONSOLIDATION, MERGER OR ACQUISITION. Except for "Permitted Acquisitions" as defined below, neither any Borrower nor any of its Subsidiaries shall merge or consolidate with or into any other Person, or make any acquisition of the business of any other Person unless it obtains the prior written consent of the Majority Lenders; PROVIDED that any Subsidiary of a Borrower may merge into any Borrower or any wholly-owned Subsidiary of any Borrower, and any Borrower may merge into any other Borrower.

     For purposes hereof a "Permitted Acquisition" is an acquisition which satisfies the following requirements:

          (a) if it involves a merger or consolidation, a Borrower shall be the surviving party;

          (b) at the time of such acquisition no Default or Event of Default shall have occurred and be continuing;

          (c) no Default or Event of Default or violation of any covenant under this Agreement shall arise or be reasonably anticipated to arise as a result of such acquisition, which the Borrowers shall confirm by furnishing to the Agent at least ten (10) days prior to the closing date for such acquisition PRO FORMA financial statements reasonably satisfactory to the Agent giving effect to such acquisition; and

          (d) the target of such acquisition must be engaged in a line of business similar to the then current businesses of the Borrowers or their Subsidiaries.

     Notwithstanding anything to the contrary contained herein, the prior written consent of the Majority Lenders shall be required for any individual acquisition involving cash consideration (including assumption of indebtedness and any post-closing restructuring charges taken in conjunction with and to be taken within 12 months following the closing of such acquisition to the extent such charges have been included in the calculation of EBITDA) in excess of $100,000,000, provided, however, the dollar limitation set forth above shall be increased in an amount equal to the net cash proceeds to the Parent, of any offering of capital stock of the Parent or SoftKey Canada, from and after the Closing Date but only to the extent such proceeds have not been previously used to purchase Senior Convertible Notes or finance any acquisition.

     7.5 DISPOSITION OF ASSETS. Neither any Borrower nor any of its Subsidiaries shall convey, sell, lease, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, accounts receivable), whether now owned or hereafter required, except for any of the following, provided that, in the case of dispositions of the type described in clauses (c) and (e) below no Event of Default shall have occurred and be continuing or could be reasonably anticipated to arise as a result thereof:

          (a) obsolete or worn out property disposed of in the ordinary course of business (with standard discounts) or leasehold assets not necessary for operations;

          (b) the sale or license of inventory or any technology or related rights or brands in the ordinary course of business;

          (c) the sale of certain accounts receivable pursuant to the (i) Securitization and (ii) the Receivables Purchase Transactions, provided that with respect to any Receivables Purchase Transaction facility entered into after the Closing Date, the Agent shall be given notice of any such transaction within five (5) days of its being entered into which notice shall include a description of the approximate amount and type of accounts receivable to be sold and the purchasers thereof together with a copy of the transaction documents;

          (d) transfer by any Borrower or any Subsidiary of any Borrower of its assets to a Borrower; and

          (e) the sale or other disposition of any other property or assets, provided that the aggregate book value of all such property or assets (other than inventory) so sold or disposed of in any period of twelve consecutive months shall not exceed Fifteen Million Dollars ($15,000,000) in any one instance or Thirty Million Dollars ($30,000,000) in the aggregate.

     7.6 SUBSIDIARY STOCK. The Borrowers shall not permit any of their Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to the Borrowers and their wholly-owned Subsidiaries. Neither the Borrowers nor any of their Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary of a Borrower, except to a Borrower or any wholly-owned Subsidiary of a Borrower. For the avoidance of doubt, the parties hereto agree that SoftKey Canada may issue and sell its capital stock, from time to time, in public or private offerings.

     7.7  RESTRICTED PAYMENTS.

          (a) Neither any Borrower nor any of its Subsidiaries shall pay, make, declare or authorize any Restricted Payment other than:

          (i) compensation (including incentive plans) paid to employees, officers and directors in the ordinary course of business and as approved by the Board of Directors of such Borrower or Subsidiary;

          (ii)  dividends payable solely in common stock;

          (iii) dividends paid by any Borrower or Subsidiary of a Borrower to any Borrower or any of its wholly-owned Subsidiaries; and

          (iv) as long as no Event of Default has occurred and is continuing or could reasonably be expected to arise therefrom:

               (A) cash dividends to the Parent in an amount sufficient to allow the Parent to make regularly scheduled cash payments of interest on the Parent's 5 1/2% Senior Convertible Notes due 2000 (the "Senior Convertible Notes");

               (B) cash dividends to the Parent in an amount sufficient to allow the Parent to purchase outstanding Senior Convertible Notes, provided, however, other than as permitted by the next sentence, in no event may Senior Convertible Notes in an aggregate face amount in excess of twenty-five million dollars ($25,000,000) be purchased in any six month period without the prior written consent of the Majority Lenders. Notwithstanding the foregoing, the Parent may purchase Senior Convertible Notes in excess of the above limit to the extent such purchases are financed from the net cash proceeds received by the Parent from any offering of the capital stock of the Parent or any of its Subsidiaries from and after the Closing Date; and

               (C) cash dividends to the Parent in an amount sufficient to pay the Parent's ordinary operating expenses.

     7.8 INVESTMENTS; PURCHASES OF ASSETS. Neither any Borrower nor any of its Subsidiaries shall make or maintain any Investments or purchase or otherwise acquire any material amount of assets other than:

          (a) Investments in any Borrower or any of its Subsidiaries, PROVIDED that the sum of Investments made after the date hereof by the Borrowers in their Subsidiaries (other than as otherwise permitted hereunder) may not exceed $25,000,000;

          (b)  Investments made pursuant to a Permitted Acquisition;

          (c) marketable obligations issued or guaranteed by the United States of America having a maturity of three (3) years or less from the date of purchase;

          (d) certificates of deposit, Eurodollar timed deposits, commercial paper or any other obligation of any of the Lenders or of any other bank or trust company organized or licensed to conduct banking business under the laws of the United States or any State thereof and which has (or which is a Subsidiary of a bank holding company which has) publicly traded debt securities rated A or higher by Standard & Poor's Corporation or A-2 or higher by Moody's Investors Services, Inc.;

          (e) commercial paper with maturities of not more than 270 days having the highest rating than given by Moody's Investors Services, Inc. or Standard & Poor's Corporation;

          (f) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in subparagraph (d) above entered into with the institutions referred to in subparagraph (e) above;

          (g) shares in money market mutual funds substantially all the assets which are comprised of securities and other obligations of the types described in subparagraphs (d) through (f) above;

          (h)  depositary accounts at any of the Lenders or any other bank;

          (i) stock or obligations issued to any Borrower or any of its Subsidiaries in settlement of claims against others by reason of an event of bankruptcy or a composition or the readjustment of debt or reorganization of any debtor of any one Borrower or any of its Subsidiaries;

          (j) loans or advances not exceeding $2,000,000 in aggregate principal amount at any one time outstanding to officers and employees of the Parent, the Borrowers or their Subsidiaries;

          (k)  intercompany loans permitted under Section 7.1(g); and

          (l) loans or advances to officers, directors or employees of the Parent, any Borrower or its Subsidiaries to exercise stock options or purchase capital stock of the Parent or any of its Subsidiaries pursuant to plans approved by the Boards of Directors of such entities.

     7.9 ERISA COMPLIANCE. Neither any Borrower nor any of its Affiliates nor any Plan shall (i) engage in any Prohibited Transaction which would have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole, (ii) incur any "accumulated funding deficiency" (as defined in Section 412(a) of the Code and Section 302 of ERISA) whether or not waived which would have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole, (iii) fail to satisfy any additional funding requirements set forth in Section 412 of the Code and Section 302 of ERISA which would have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole, or (iv) terminate any Pension Plan in a manner which could result in the imposition of a lien on any property of any Borrower or any of its Subsidiaries which would have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole. Each Plan shall comply in all material respects with ERISA, except to the extent failure to comply in any instance would not have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole.

     7.10 TRANSACTIONS WITH AFFILIATES. Except as otherwise expressly permitted hereunder, the Borrowers will not, and will not permit any of their Subsidiaries to, directly or indirectly, enter into any purchase, sale, lease or other transaction with any Affiliate except (i) transactions in the ordinary course of business on terms that are no less favorable to the Borrowers than those which might be obtained at the time in a comparable arm's-length transaction with any Person who is not an Affiliate and (ii) employment contracts or arrangements and incentive plans with senior management of Borrowers entered into in the ordinary course of business and consistent with prudent business practices.

     7.11 FISCAL YEAR. Neither the Borrowers nor any of their Subsidiaries shall change their fiscal year without the prior written consent of the Agent.

     7.12 ADDITIONAL NEGATIVE PLEDGES. None of the Parent, any Borrower or any of their Significant Subsidiaries shall, directly or indirectly, create or otherwise cause or suffer to exist or become effective, directly or indirectly,
(a) any prohibition or restriction (including any agreement to provide equal and ratable security to any Person in the event an Encumbrance is granted to or for the benefit of any other Person) on the creation or existence of any Encumbrance upon its assets other than (i) prohibitions or restrictions in favor of the Agent, the Issuing Bank or any of the Lenders to secure the Obligations; (ii) prohibitions or restrictions existing as of the date of this Agreement; (iii) prohibitions or restrictions in connection with any Purchase Money Indebtedness or capital lease obligation permitted under Section 7.1(f); (iv) prohibitions or restrictions in connection with any Guarantees permitted under Section 7.2; (v) prohibitions or restrictions in connection with the Securitization; (vi) prohibitions or restrictions in connection with any Receivables Purchase Transactions; (vii) prohibitions or restrictions in connection with any Indebtedness permitted under Section 7.1(j); and (viii) prohibitions or restrictions in connection with any right, title or interest of the Parent, the Borrowers or any of their Subsidiaries to any technology contract, license or agreement to which they may be a party to the extent requested by a third party, or (b) any contractual obligation which may restrict or inhibit Agent's rights or ability to sell or otherwise dispose of the Collateral or any part thereof after the occurrence of an Event of Default other than those described in Section 7.12(a).


                                  SECTION VIII.

                                    DEFAULTS
                                    --------

     8.1 EVENTS OF DEFAULT. There shall be an Event of Default hereunder if any of the following events occurs:

          (a) the Borrowers shall fail to pay any principal of any Loan, any Reimbursement Obligation or any interest, fees or other amounts owing under any Loan Document or in respect of any Obligation when the same shall become due and payable, whether at maturity or at any accelerated date of maturity or at any other date fixed for payment;

          (b) any Borrower or any of its Subsidiaries shall fail to perform or comply with any term, covenant or agreement applicable to it contained in Sections 5.1(a), 5.1(b), 5.1(c), 5.2(b), 5.5, 5.6, 5.7, 5.9, VI and VII of this
Agreement; or

          (c) any Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement applicable to it (other than as specified in subsections 8.1(a) or (b) hereof), contained in this Agreement or any other Loan Document and such default shall continue for 20 days; or

          (d) any representation or warranty of the Parent or any Borrower made in this Agreement or any other Loan Document or in any certificate, notice or other writing delivered hereunder or thereunder shall prove to have been false in any material respect upon the date when made deemed to have been made; or

          (e) the Parent, any Borrower or any of their Subsidiaries shall fail to pay when due (after any applicable period of grace) any amount payable under any of its Indebtedness exceeding $20,000,000 in principal amount, or fail to observe or perform any term, covenant or agreement evidencing or securing such Indebtedness, which, if uncured or unwaived, permits the acceleration of such Indebtedness, or any default or event of default shall have been declared under any agreement relating to such Indebtedness; or

          (f) the Parent, any Borrower or any of their Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the United

States Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the United States Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

          (g) a proceeding or case shall be commenced against the Parent, any Borrower or any of their Subsidiaries, without the application or consent of such Borrower or such Subsidiary in any court of competent jurisdiction, seeking
(i) the liquidation, reorganization, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 90 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Parent, any Borrower or any of their Subsidiaries; or action under the laws of the jurisdiction of incorporation or organization of the Parent, any Borrower or any of their Subsidiaries similar to any of the foregoing shall be taken with respect to the Parent, any Borrower or any of their Subsidiaries and shall continue unstayed and in effect for a period of 90 days; or

          (h) a judgment or order for the payment of money shall be entered against the Parent, any Borrower or any of their Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Parent, any Borrower or any of their Subsidiaries, that in the aggregate exceeds $10,000,000 (net of insurance proceeds), and such judgment, order, warrant or process shall continue undischarged or unstayed for 30 days; or

          (i) the Parent, any Borrower or any Affiliate shall fail to pay when due any amount that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA, unless (i) such liability is being contested in good faith by appropriate proceedings, the Parent, such Borrower or such Affiliate, as the case may be, has established and is maintaining adequate reserves in accordance with GAAP and no lien shall have been filed to secure such liability or (ii) which would not have a material adverse effect on the condition, assets, business, operations or prospects of the Parent, the Borrowers and their Subsidiaries, taken as a whole; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or

          (j) any of the Loan Documents shall be canceled, terminated, revoked, rescinded otherwise then in accordance with the express terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law or in equity or other legal proceeding to cancel, revoke or rescind any Loan Document shall be commenced by or on behalf of the Parent, any Borrower, or any court or other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or shall issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

          (k) any Security Document shall cease for any reason to be in full force and effect or shall cease to be effective to grant a perfected security interest in the collateral described in such Security Document with the priority stated to be granted thereby; or

          (l) an Event of Default (as defined therein) shall have occurred under the Guarantor Security Agreement, dated as of the date hereof, executed by the Parent in favor of the Agent.

     8.2 REMEDIES. Upon the occurrence of an Event of Default described in subsections 8.1(f) and (g), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the option of the Agent or the Majority Lenders and upon the Agent's declaration:

          (a) the obligation of the Lenders to make any further Revolving Credit Loans and of the Issuing Bank to issue any Letters of Credit hereunder shall terminate;

          (b) the unpaid principal amount of the Revolving Credit Loans together with accrued interest, all Reimbursement Obligations and all other Obligations shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived; and

          (c) the Agent, the Issuing Bank and the Lenders may exercise any and all rights they have under this Agreement, the other Loan Documents or at law or in equity, and proceed to protect and enforce their respective rights by any action at law or in equity or by any other appropriate proceeding.

No remedy conferred upon the Agent, the Issuing Bank and the Lenders in the Loan Documents is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or by any other provision of law. Without limiting the generality of the foregoing or of any of the terms and provisions of any of the Security Documents, if and when the Agent exercises remedies under the Security Documents with respect to Collateral, the Agent may, in its sole discretion, determine which items and types of Collateral to dispose of and in what order and may dispose of Collateral in any order the Agent shall select in its sole discretion, and the Borrower consents to the foregoing and waives all rights of marshalling with respect to all Collateral.

                                   SECTION IX.

                          ASSIGNMENT AND PARTICIPATION
                          ----------------------------

     9.1  ASSIGNMENT.

          (a) Each Lender shall have the right to assign at any time any portion of its Commitment hereunder and its interests in the risk relating to any Revolving Credit Loans and Letter of Credit Participations in an amount equal to or greater than $5,000,000 to other Lenders or to banks or financial institutions acceptable to the Agent (each an "ASSIGNEE"), PROVIDED that any Lender which proposes to assign less than its total Commitment must retain a Commitment of at least $5,000,000, and PROVIDED, further, that if no Default or Event of Default shall have occurred and be continuing, each Assignee which is not a Lender, an Affiliate of a Lender or a Federal Reserve Bank or to whom an assignment is not required by law shall be subject to prior approval by the Borrowers (such approval not to be unreasonably withheld or delayed). Each Assignee shall execute and deliver to the Agent and the Borrower a counterpart joinder in the form of EXHIBIT D hereto and shall pay to the Agent, solely for the account of the Agent, an assignment fee of $3,500. Upon the execution and delivery of such counterpart joinder, (a) such Assignee shall, on the date and to the extent provided in such counterpart joinder, become a "Lender" party to this Agreement and the other Loan Documents for all purposes of this Agreement and the other Loan Documents and shall have all rights and obligations of a "Lender" with a Commitment as set forth in such counterpart joinder, and the transferor Lender shall, on the date and to the extent provided in such counterpart joinder, be released prospectively from its obligations hereunder and under the other Loan Documents to a corresponding extent (and, in the case of an assignment covering all of the remaining portion of an assigning Lender's rights and obligations under this Agreement, such transferor shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 11.3 and to any fees accrued for its account hereunder and not yet paid); (b) the assigning Lender shall promptly surrender its Revolving Credit Notes to the Agent for cancellation and delivery to the Borrowers, provided that if the assigning Lender has retained any Commitment, the Borrowers shall execute and deliver to the Agent for delivery to such assigning Lender new Revolving Credit Notes in the aggregate amount of the assigning Lender's retained Commitment; (c) the Borrowers shall issue to such Assignee Revolving Credit Notes in the aggregate amount of such Assignee's Commitment dated the Closing Date or such other date as may be specified by such Assignee; (d) this Agreement shall be deemed appropriately amended to reflect (i) the status of such Assignee as a party hereto and (ii) the status and rights of the Lenders hereunder; and (e) the Borrowers shall take such action as the Agent may reasonably request to perfect any security interests or mortgages in favor of the Lenders, including any Assignee which becomes a party to this Agreement.

          (b) If the Assignee, or any Participant pursuant to Section 9.2 hereof, is organized under the laws of a jurisdiction other than the United States or any state thereof, such Assignee shall execute and deliver to the Borrowers, simultaneously with or prior to such Assignee's execution and delivery of the counterpart joinder described above in Section 9.1(a), and such Participant shall execute and deliver to the Lender granting the participation, a United States Internal Revenue Service Form 4224 or Form 1001 (or any successor form), appropriately completed, wherein such Assignee or Participant claims entitlement to complete exemption from United States Federal Withholding Tax on all interest payments hereunder and all fees payable pursuant to any of the Loan Documents. The Borrowers shall not be required to pay any increased amount to any Assignee or other Lender on account of taxes to the extent such taxes would not have been payable if the Assignee or Participant had furnished the Forms referenced in this Section 9.1(b) unless the failure to furnish such a Form results from (i) any act of or failure to act by any of the Borrowers or
(ii) the adoption of or change in any law, rule, regulation or guideline affecting such Assignee or Participant occurring (y) after the date on which any such Assignee executes and delivers the counterpart joinder and complies with all other applicable provisions of Section 9.1(a) or (z) after the date a Participant is granted its participation.

     9.2 PARTICIPATIONS. Each Lender shall have the right, with the consent of the Agent (which consent shall not be unreasonably withheld or delayed), to grant participations to one or more banks or other financial institutions (each a "PARTICIPANT") in all or any part of any Loans and Letter of Credit Participations owing to such Lender and the Revolving Credit Notes held by such Lender. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents, PROVIDED that the documents evidencing any such participation may provide that, except with the consent of such Participant, such Lender will not consent to (a) the reduction in or forgiveness of the stated principal of or rate of interest on or commitment fee with respect to the portion of any Revolving Credit Loan subject to such participation, (b) the extension or postponement of any stated date fixed for payment of principal or interest or commitment fee with respect to the portion of any Revolving Credit Loan subject to such participation, or (c) the waiver or reduction of any right to indemnification of such Lender hereunder. Notwithstanding the foregoing, no participation shall operate to increase the Total Commitment hereunder or otherwise alter the substantive terms of this Agreement. In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of such Revolving Credit Notes for all purposes under this Agreement and the Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Notwithstanding anything to the contrary contained herein, the Borrowers agree that provisions of Sections 2.8(a), 2.9, 2.11, 2.12 and 2.13 shall inure to the benefit of each Participant, and each Lender may enforce such provisions on behalf of any of its Participants; PROVIDED, however, in no event shall the Borrowers be required to pay to the Participants of a Lender and such Lender, in the aggregate, any amounts in excess of the total amount they would otherwise be obligated to pay to such Lender under the applicable section referred above had such Lender not granted participations pursuant to this Section 9.2.


                                   SECTION X.

                                   THE AGENT
                                   ---------

     10.1 APPOINTMENT OF AGENT; POWERS AND IMMUNITIES.

          (a) Each Lender and the Issuing Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents and to execute the Loan Documents (other than this Agreement) and all other instruments relating thereto. Each Lender and the Issuing Bank irrevocably authorizes the Agent to take such action on behalf of each of the Lenders and the Issuing Bank and to exercise all such powers as are expressly delegated to the Agent hereunder and in the other Loan Documents and all related documents, together with such other powers as are reasonably incidental thereto. The obligations of the Agent hereunder are only those expressly set forth herein. The Agent shall not have any duties or responsibilities or any fiduciary relationship with any Lender or the Issuing Bank except those expressly set forth in this Agreement.

          (b) Neither the Agent nor any of its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by any of them hereunder or in connection herewith, except for their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, neither the Agent nor any of its Affiliates shall be responsible to the Lenders or the Issuing Bank for or have any duty to ascertain, inquire into or verify: (i) any recitals, statements, representations or warranties made by any Borrower or any of its Subsidiaries or any other Person whether contained herein or otherwise; (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the other Loan Documents or any other document referred to or provided for herein or therein; (iii) any failure by any Borrower or any of its Subsidiaries or any other Person to perform its obligations under any of the Loan Documents;(iv) the satisfaction of any conditions specified in Section 3 hereof, other than receipt of the documents, certificates and opinions specified in Section 3.1(a) hereof; (v) the existence, value, collectibility or adequacy of the Collateral or any part thereof or the validity, effectiveness, perfection or relative priority of the liens and security interests of the Lenders and the Issuing Bank therein; or (vi) the filing, recording, refiling, continuing or re-recording of any financing statement or other document or instrument evidencing or relating to the security interests or liens of the Lenders and the Issuing Bank in the Collateral.

          (c) The Agent may employ agents, attorneys and other experts, shall not be responsible to any Lender or the Issuing Bank for the negligence or misconduct of any such agents, attorneys or experts selected by it with reasonable care and shall not be liable to any Lender or the Issuing Bank for any action taken, omitted to be taken or suffered in good faith by it in accordance with the advice of such agents, attorneys and other experts. Fleet, in its separate capacity as a Lender shall have the same rights and powers under the Loan Documents as any other Lender and may exercise or refrain from exercising the same as though it were not the Agent, and Fleet and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers as if it were not the Agent.

     10.2 ACTIONS BY AGENT.

          (a) The Agent shall be fully justified in failing or refusing to take any action under this Agreement as it reasonably deems appropriate unless it shall first have received such advice or concurrence of the Lenders and shall be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any of the Loan Documents in accordance with a request of the Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Revolving Credit Notes.

          (b) Whether or not an Event of Default shall have occurred, the Agent may from time to time exercise such rights of the Agent and the Lenders under the Loan Documents as it determines may be necessary or desirable to protect the Collateral and the interests of the Agent, the Issuing Bank and the Lenders therein and under the Loan Documents. In addition, the Agent may, without the consent of the Lenders, (i) in any Fiscal Year release Collateral having an aggregate book value of not more than $5,000,000, (ii) release all Collateral when all Obligations have been indefeasibly paid in full and all Commitments have been terminated and (iii) release Collateral with respect to sales or other dispositions expressly permitted hereunder. The Agent will use reasonable efforts to notify the Lenders of any release of Collateral pursuant to clause
(i) of the preceding sentence.

          (c) Neither the Agent nor any of its directors, officers, employees or agents shall incur any liability by acting in reliance on any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by any of them to be genuine or to be signed by the proper party or parties.

     10.3 INDEMNIFICATION. Without limiting the obligations of the Borrowers hereunder or under any other Loan Document, the Lenders agree to indemnify the Agent and the

Issuing Bank, ratably in accordance with their respective Commitment Percentages, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Agent or the Issuing Bank in any way relating to or arising out of this Agreement or any other Loan Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; PROVIDED, THAT no Lender shall be liable for any of the foregoing to the extent they result from the gross negligence or willful misconduct of the Agent or the Issuing Bank, as the case may be.

     10.4 REIMBURSEMENT. Without limiting the provisions of Section 10.3, the Lenders, the Issuing Bank and the Agent hereby agree that the Agent shall not be obliged to make available to any Person any sum which the Agent is expecting to receive for the account of that Person until the Agent has determined that it has received that sum. The Agent may, however, disburse funds prior to determining that the sums which the Agent expects to receive have been finally and unconditionally paid to the Agent if the Agent wishes to do so. If and to the extent that the Agent does disburse funds and it later becomes apparent that the Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Agent made the funds available shall, on demand from the Agent refund to the Agent the sum paid to that Person. If the Agent in good faith reasonably concludes that the distribution of any amount received by it in such capacity hereunder or under the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

     10.5 NON-RELIANCE ON AGENT AND OTHER LENDERS. Each Lender represents that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrowers and decision to enter into this Agreement and the other Loan Documents and agrees that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decision in taking or not taking action under this Agreement or any other Loan Document. The Agent shall not be required to keep informed as to the performance or observance by the Borrowers of this Agreement, the other Loan Documents or any other document referred to or provided for herein or therein or by any other Person of any other agreement or to make inquiry of, or to inspect the properties or books of, any Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning any Person which may come into the possession of the Agent or any of its affiliates. Each Lender shall have access to all documents relating to the Agent's performance of its duties hereunder at such Lender's request. Unless any Lender shall promptly object to any action taken by the Agent hereunder (other than actions to which the provisions of Section 11.7(b) are applicable and other than actions which constitute gross negligence or willful misconduct by the Agent), such Lender shall conclusively be presumed to have approved the same.

     10.6 RESIGNATION OF AGENT. The Agent may resign at any time by giving 30 days prior written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Lenders shall have the right to appoint a successor Agent which shall be reasonably acceptable to the Borrowers, and shall be a financial institution having a combined capital and surplus in excess of $1,000,000,000. If no successor Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be reasonably acceptable to the Borrowers and shall be a financial institution having a combined capital and surplus in excess of $1,000,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and prospective obligations hereunder. After any retiring Agent's resignation, the provisions of this Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.


                                  SECTION XI.

                                 MISCELLANEOUS
                                 -------------

     11.1 NOTICES. Unless otherwise specified herein, all notices hereunder to any party hereto shall be in writing and shall be deemed to have been given when delivered by hand, or when sent by electronic facsimile transmission or by telex, answer back received, or on the first Business Day after delivery to any overnight delivery service, freight pre-paid, or three days after being sent by certified or registered mail, return receipt requested, postage pre-paid, and addressed to such party at its address indicated below:

     If to the Borrowers:

             TLC Multimedia, Inc.
             One Athenaeum Street
             Cambridge, MA 02142
             Attention: Mr. R. Scott Murray,

                        Chief Financial Officer
             Facsimile: (617) 494-5627

                    and

             TLC Multimedia, Inc.
             One Athenaeum Street
             Cambridge, MA  02142
             Attention: Neal Winneg, Esq.
                        General Counsel
             Facsimile:  (617) 494-5660

     with a copy  to:

             Hale and Dorr LLP
             60 State Street
             Boston, MA  02109
             Attention:  Mark G. Borden, Esq.
             Facsimile:  (617) 526-5000

     If to the Agent or Fleet, at

             One Federal Street
             Boston, Massachusetts 02106-2917
             Attention:  Mr. Thomas W. Davies, Senior Vice President
             Facsimile:  (617) 346-0151

     with a copy  to:

             Sullivan & Worcester LLP
             One Post Office Square
             Boston, MA  02109
             Attention:  Dennis J. White, Esq.
             Facsimile:  (617) 338-2880

     If to any other Lender, to its address set forth on Schedule 1 attached hereto;

or at any other address specified by such party in writing.

     11.2 EXPENSES. Whether or not the transactions contemplated herein shall be consummated, the Borrowers, jointly and severally, promise to reimburse (a) the Agent and the Issuing Bank for all reasonable out-of-pocket fees and disbursements (including all Attorneys' Fees, consultants, appraisal and collateral examination fees and costs, due diligence investigation expenses and syndication expenses) in connection with the preparation, filing or recording, interpretation and administration of this Agreement and the other Loan Documents, the consummation of the transactions contemplated hereby, and any amendment, modification, approval, consent or waiver hereof or thereof, and (b) the Agent, the Issuing Bank and all of the Lenders for all reasonable out-of-pocket costs, fees and disbursements (including all Attorneys' Fees, consultants, appraisal and collateral examination fees and costs (including the allocated costs of the Agent's own internal commercial finance examiners) and collection expenses) incurred or expended in connection with the enforcement of any Obligations, the perfection and protection of rights and the exercise of any remedies under any Loan Documents or applicable law or with respect to the Collateral or the satisfaction of any indebtedness of any Borrower hereunder or thereunder, or in connection with any litigation, proceeding or dispute in any way related to the credit hereunder. The Borrowers will pay any stamp, document or similar taxes (including any interest and penalties in respect thereof), payable on or with respect to the transactions contemplated by the Loan Documents (the Borrower hereby agreeing to, jointly and severally, indemnify the Agent, the Issuing Bank and the Lenders with respect thereto). For purposes of this Agreement and the other Loan Documents, "ATTORNEYS' FEES" shall mean the reasonable fees and disbursements of attorneys (including all paralegals and other staff employed by such attorneys and the reasonably allocated costs of the Agent's or a Lender's internal counsel) whether incurred at arbitration, trial, on appeal, in a bankruptcy proceeding or in any other way relating to Obligations, the Loan Documents and the transactions contemplated thereby, including, without limitation, as provided in Sections 11.2 and 11.3 hereof.

     11.3 INDEMNIFICATION. The Borrowers agree to, jointly and severally, indemnify and hold harmless the Agent, the Issuing Bank and the Lenders, as well as their respective shareholders, directors, officers, agents, partners, attorneys, subsidiaries and affiliates, from and against all damages, losses, settlement payments, obligations, liabilities, claims, suits, penalties, assessments, citations, directives, demands, judgments, actions or causes of action, whether statutorily created or under the common law, all reasonable costs and expenses (including, without limitation, Attorneys' Fees and reasonable fees and disbursements of engineers and consultants) and all other liabilities whatsoever (including, without limitation, liabilities under Environmental Laws) which shall at any time or times be incurred, suffered, sustained or required to be paid by any such indemnified Person (except any of the foregoing which result from the gross negligence or willful misconduct of the indemnified Person) on account of or in relation to or any way in connection with any of the arrangements or transactions contemplated by, associated with or ancillary to this Agreement, the other Loan Documents or any other documents executed or delivered in connection herewith or therewith, all as the same may be amended from time to time, or with respect to any Letters of Credit, whether or not all or part of the transactions contemplated by, associated with or ancillary to this Agreement, any of the other Loan Documents or any such other documents are ultimately consummated. In any investigation, proceeding or litigation, or the preparation therefor, the Lenders shall select their own counsel and, in addition to the foregoing indemnity, the Borrowers agree to, jointly and severally, pay promptly the Attorneys' Fees and expenses of such counsel. In the event of the commencement of any such proceeding or litigation, the Borrowers shall be entitled to participate in such proceeding or litigation with counsel of their choice at their expense, provided that such counsel shall be reasonably satisfactory to the Agent. The Borrowers authorize the Agent, the Issuing Bank and the Lenders to charge any deposit account or Note Record which they may maintain with any of them for any of the foregoing; the party making any such charge will use reasonable efforts to notify TLC, as agent for the Borrowers, thereof, but the failure to give such a notice shall not create a cause of action against such party or create any claim or right on behalf of the Borrower. The covenants of this Section 11.3 shall survive payment or satisfaction of payment of all amounts owing with respect to the Revolving Credit Notes, any other Loan Document or any other Obligation.

     11.4 SURVIVAL OF COVENANTS, ETC. Unless otherwise stated herein, all covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers pursuant hereto shall be deemed to have been relied upon by the Agent, the Issuing Bank and the Lenders, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of the Loans as herein contemplated, and shall continue in full force and effect so long as any Obligation remains outstanding and unpaid or any Lender has any obligation to make any Loans hereunder or the Issuing Bank has any obligation to issue any Letter of Credit. All statements contained in any certificate, report, notice and other document (including those attached hereto as Exhibits) delivered by or on behalf of the Borrowers pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers hereunder.

     11.5 SET-OFF. Regardless of the adequacy of any Collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of any Lender or any of its branch offices to any Borrower may, at any time and from time to time after the occurrence of an Event of Default hereunder, without prior notice to any Borrower or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by such Lender against any and all Obligations of the Borrowers in such manner as the head office of such Lender or any of its branch offices in its sole discretion may determine, and each Borrower hereby grants each such Lender a continuing security interest in such deposits, balances or other sums for the payment and performance of all such Obligations.

     11.6 NO WAIVERS. No failure or delay by the Agent, the Issuing Bank or any Lender in exercising any right, power or privilege hereunder, under the Revolving Credit Notes or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No waiver shall extend to or affect any Obligation not expressly waived or impair any right consequent thereon. No course of dealing or omission on the part of the Agent, the Issuing Bank or the Lenders in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any Borrower shall entitle any Borrower to other or further notice or demand in similar or other circumstances. The rights and remedies herein and in the Revolving Credit Notes and the other Loan Documents are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

     11.7 AMENDMENTS, WAIVERS, ETC.

          (a) Neither this Agreement nor the Revolving Credit Notes nor any other Loan Document nor any provision hereof or thereof may be amended, waived, discharged or terminated except by a written instrument signed by the number of Lenders required under Section 11.7(b), or by the Agent on behalf of such Lenders and, with respect to Letters of Credit, by the Issuing Bank, and, in the case of amendments, by the Borrower.

          (b) Except where this Agreement or any of the other Loan Documents authorizes or permits the Agent to act alone and except as otherwise expressly provided in this Section 11.7(b), any action to be taken (including the giving of notice) by the Lenders may be taken, and any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lenders may be given, and any term of this Agreement, any other Loan Document or any other instrument, document or agreement related to this Agreement or the other Loan Documents or mentioned therein may be amended, and the performance or observance by any Borrower or any other Person of any of the terms thereof and any Default or Event of Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively), in each case only with the written consent of the Majority Lenders; PROVIDED, HOWEVER, that no such consent or amendment which alters the rights, duties or liabilities of the Agent or Issuing Bank shall be effective without the written consent of the Agent or Issuing Bank, respectively. Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following unless in writing and signed by ALL of the Lenders: (i) increase the Total Commitment (or subject the Lenders to any additional obligations) (ii) reduce the principal of or interest on any of the Revolving Credit Notes (including, without limitation, interest on overdue amounts) or any fees payable hereunder, (iii) postpone any date fixed for any payment in respect of principal of or interest (including, without limitation, interest on overdue amounts) on the Revolving Credit Notes, or any fees payable hereunder, (iv) change the definition of "Majority Lenders" or the number of Lenders which shall be required for the Lenders or any of them to take any action under the Loan Documents; (v) change the definition of "Letter of Credit Sublimit" set forth in Section 1.1, amend Sections 2.1(a) or 2A.1(a) or waive the limitations set forth in Sections 2.1(a) or 2A.1(a); (vi) amend this Section 11.7(b); (vii) change the Commitment of any Lender, except as permitted under
Section IX hereof; (viii) release any Collateral except as permitted by Section 10.2(b) hereunder; or (ix) amend Sections 2.5 or 2.6 hereof.

     11.8 BINDING EFFECT OF AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Issuing Bank, the Lenders and their respective successors and assigns; PROVIDED that no Borrower may assign or transfer its rights or obligations hereunder.


     11.9 CAPTIONS; COUNTERPARTS. The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Agreement and any amendment hereof or document delivered pursuant hereto may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

     11.10 ENTIRE AGREEMENT; CONFLICTS.

           (a) The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby, except for the letter agreement dated March __, 1998 between TLC and Fleet with respect to fees payable to Fleet, which letter agreement shall continue in full force and effect and shall not be superseded by any of the Loan Documents. This Agreement amends and restates in its entirety that certain Credit Agreement among Fleet, TLC and certain Affiliates of TLC.

           (b) In the event of any conflict between the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control and govern in all respects.

     11.11 WAIVER OF JURY TRIAL. EACH BORROWER AND EACH OF THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING CREDIT NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH BORROWER AND EACH OF THE LENDERS HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH BORROWER (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE LENDERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDERS WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH EACH IS A PARTY BECAUSE OF, AMONG

OTHER THINGS, EACH BORROWER'S WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

     11.12 GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH BORROWER CONSENTS TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF THE LENDERS UNDER THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH BORROWER IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION BROUGHT IN THE COURTS REFERRED TO IN THE PRECEDING SENTENCE AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH ACTION THAT SUCH ACTION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

     11.13 SEVERABILITY. The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

     11.14 JOINT AND SEVERAL OBLIGATIONS. Each and every representation, warranty, covenant and agreement made by any of the Borrowers, hereunder and under the Loan Documents, shall be joint and several, whether or not so expressed, and such obligations of the Borrowers shall not be subject to any counterclaim, setoff, recoupment or defense based upon any claim any one of the Borrowers may have against the other Borrowers or the Lenders or the Agent or the Issuing Bank, and shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by any circumstance or condition affecting the other Borrowers, including, without limitation (a) any waiver, consent, extension, renewal, indulgence or other action or inaction under or in respect of this Agreement or any other Loan Document, or any agreement or other document related thereto with respect to the other Borrowers, or any exercise or nonexercise of any right, remedy, power or privilege under or in respect to any such agreement or instrument with respect to the other Borrowers, or the failure to give notice of any of the foregoing to the other Borrowers; (b) any invalidity, unenforceability, in whole or in part, of any such agreement or instrument with respect to the other Borrowers; (c) any failure on the part of the other Borrowers for any reason to perform or comply with any term or any such agreement or instrument; (d) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or similar proceeding with respect to the other

Borrowers or their properties or creditors; or (e) any other occurrence whatsoever whether similar or dissimilar to the foregoing, with respect to the other Borrowers. Each Borrower hereby waives any requirement of diligence or promptness on the part of the Lender, Agent, Issuing Bank in the enforcement of their rights under this Agreement or under any other Loan Document with respect to the obligations of itself or of the other Borrowers. Without limiting the foregoing, any failure to make any demand upon, or to pursue or exhaust any rights or remedies against, a Borrower, or any delay with respect thereto, shall not affect the obligations of the other Borrowers hereunder or under any other Loan Document.

     11.15 TLC AS AGENT FOR THE BORROWERS. Each Borrower hereby appoints TLC as its agent with respect to the receiving and giving of any notices, requests, instructions, reports, schedules, revisions, financial statements or any other written or oral communications hereunder. TLC shall keep complete, correct and accurate records of all Revolving Credit Loans and the applications of proceeds thereof, all Letters of Credit and all payments in respect of Revolving Credit Loans and other amounts due hereunder. TLC shall determine the allocation of proceeds of Loans among the Borrowers, subject to the other terms and conditions hereof. Unless otherwise expressly provided herein, the Lenders are hereby entitled to rely on any communication given or transmitted by TLC as if such communication were given or transmitted by each and every Borrower; PROVIDED, HOWEVER, that any communication given or transmitted by any Borrower shall be binding with respect to such Borrower. Any communication given or transmitted by the Agent or any Lender or the Issuing Bank, to TLC shall be deemed given and transmitted to each and every Borrower.

     11.16 RELEASE OF MECC FROM ITS OBLIGATIONS. The parties hereto agree that upon the execution of the Release (in the form attached hereto as Exhibit F) by MECC and Fleet, which shall occur on the Closing Date, MECC shall be released from its obligations under the Original Credit Agreement and related documents and shall be deemed not to be a Borrower thereunder or hereunder.

     11.17 CONFIDENTIALITY. Each of the Lenders and the Agent will endeavor in good faith to maintain the confidentiality of any non-public information relating to the Parent, the Borrowers and their Subsidiaries which has been identified in writing as confidential on the information itself or otherwise (the "Confidential Information") and, except as provided below, will exercise the same degree of care that each such party exercises with respect to its own proprietary information to prevent the unauthorized disclosure of the Confidential Information to third parties. Confidential Information shall not include information that either: (a) is in the public domain; or (b) is disclosed to any of the Lenders or the Agent by a third party, provided any of the Lenders or the Agent does not have actual knowledge that such third party is prohibited from disclosing such information. The terms of this Section shall not apply to disclosure of Confidential Information by any of the Lenders or the Agent that is, in the good faith opinion of any of the Lenders or the Agent, compelled by laws, regulations, rules, orders or legal process or proceedings or is disclosed to: (a) any party, including a prospective participant, who has signed a confidentiality agreement containing terms substantially similar to those contained herein; (b) legal counsel, examiners, auditors and directors of any of the Lenders or the Agent and examiners, auditors and investigators having regulatory authority over any of the Lenders or the Agent; or (c) any party in connection with the exercise of remedies by any of the Lenders or the Agent after default in the performance of the Obligations. Neither the Agent nor any Lender shall, without the prior written consent of TLC, granted in its sole discretion, make any press releases or other general advertising (including, public notices commonly referred to as "tombstones") in connection with the transactions contemplated by the Loan Documents.



                             [SIGNATURES TO FOLLOW]

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement under seal as of the date first above written.

                                          TLC MULTIMEDIA INC.


                                          By: /s/ R. Scott Murray
                                             -----------------------------------
                                             Name:  R. Scott Murray
                                             Title:  Chief Financial Officer


                                          LEARNING COMPANY PROPERTIES INC.


                                          By: /s/ R. Scott Murray
                                             -----------------------------------
                                             Name:  R. Scott Murray
                                             Title:  Chief Financial Officer


                                          TEC DIRECT, INC.


                                          By: /s/ R. Scott Murray
                                             -----------------------------------
                                             Name:  R. Scott Murray
                                             Title:  Chief Financial Officer


                                          LEARNING SERVICES, INC.


                                          By: /s/ R. Scott Murray
                                             -----------------------------------
                                             Name:  R. Scott Murray
                                             Title:  Chief Financial Officer


                                          SKILLS BANK CORPORATION


                                          By: /s/ R. Scott Murray
                                             -----------------------------------
                                             Name:  R. Scott Murray
                                             Title:  Chief Financial Officer

                                          MICROSYSTEMS SOFTWARE, INC.


                                          By: /s/ R. Scott Murray
                                             -----------------------------------
                                             Name:  R. Scott Murray
                                             Title:  Chief Financial Officer


                                          MINDSCAPE, INC.


                                          By: /s/ R. Scott Murray
                                             -----------------------------------
                                             Name:  R. Scott Murray
                                             Title:  Vice President


                                          FLEET NATIONAL BANK, individually
                                          and as Agent


                                          By: /s/ Thomas W. Davies
                                             -----------------------------------
                                             Name:  Thomas W. Davies
                                             Title:  Senior Vice President


                                          GOLDMAN SACHS CREDIT PARTNERS L.P.,
                                          individually and as Syndication Agent


                                          By: /s/ Edward C. Forst
                                             -----------------------------------
                                             Name:  Edward C. Forst
                                             Title:  Managing Director

                                                                      SCHEDULE 1
                                                                      ----------

                           COMMITMENTS OF THE LENDERS
                           --------------------------


Lender                                                            Commitment
------                                                            ----------


Fleet National Bank                                              $123,500,000
One Federal Street
Boston, MA  02106-2917

Goldman Sachs Credit Partners                                    $ 25,000,000
85 Broad Street
New York, NY  10004
                                     TOTAL:                      $148,500,000
                                                                 ============



                                      -2-